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TABLE OF CONTENT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Equitrans Midstream Corporation
(Name of Registrant as Specified In Its Charter)

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Equitrans Midstream Corporation

2020 Proxy Statement

&

Notice of Annual Meeting

to be held

Wednesday, May 20, 2020
2:00 p.m. ET

April 3, 2020

Fellow Shareholders,

On behalf of the Board of Directors and management of Equitrans Midstream Corporation, I am pleased to invite you to participate in our second annual meeting of shareholders on Wednesday, May 20, 2020, at 2:00 p.m. (ET), which will be held virtually via live webcast at www.virtualshareholdermeeting.com/ETRN2020. As many of you know, Equitrans Midstream began operations as an independent, public company in November 2018 and our common stock is traded on the New York Stock Exchange under the symbol "ETRN."

Due to the ongoing public health considerations associated with "coronavirus disease 2019" or COVID-19, and because the health, safety, and well-being of our employees and shareholders is of utmost importance to us, we will be holding our 2020 annual meeting of shareholders solely via webcast. This virtual approach will enhance shareholders' ability to participate, vote, and ask questions during the annual meeting in a safe and efficient manner.

You will be asked to vote on several items at the annual meeting, including the election of directors, approval of our executive compensation program for 2019 (the say-on-pay vote), and ratification of the appointment of our independent registered public accounting firm for 2020. The proxy statement describes these items in more detail. Your vote is important — please read the proxy materials and follow the voting instructions to ensure your shares are represented at the meeting.

Whether or not you plan to participate in the annual meeting, please vote as soon as possible — by telephone, via the Internet, or by completing and signing your paper proxy card or vote instruction form — to ensure that your shares are represented and voted.

During the past year, our employees have taken much pride in helping Equitrans Midstream Corporation achieve its vision to become the premier midstream services company in North America. We move the energy that keeps America moving and our mission is simple — to provide safe, reliable, and innovative infrastructure solutions for the energy industry. The principles that guide our behaviors and decisions are based on our five core values: safety, integrity, collaboration, transparency, and excellence. With these values in mind, we will:

➢
Deliver sustained value for our customers and shareholders

➢
Provide an engaging workplace for our employees

➢
Preserve and protect the environment

➢
Support the communities where we live and work

I look forward to reporting on our progress and many successes during the annual meeting. Thank you for your investment in Equitrans Midstream Corporation and your participation in our annual meeting of shareholders.

Thomas F. Karam Chairman and Chief Executive Officer

Notice of Annual Meeting of Shareholders To Be Held May 20, 2020

WHEN:    The annual meeting of shareholders of Equitrans Midstream Corporation (the Company or Equitrans Midstream) will be held on Wednesday, May 20, 2020, at 2:00 p.m. (Eastern Time) virtually via live webcast at www.virtualshareholdermeeting.com/ETRN2020.

RECORD DATE:    Our Board of Directors has established the close of business on March 12, 2020 as the record date for determining shareholders entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement of the meeting.

ITEMS OF BUSINESS:    The following matters will be voted on at the meeting:

➢
Election of nine directors, each for a one-year term expiring at the 2021 annual meeting of shareholders;

➢
Approval, on an advisory basis, of the compensation of Equitrans Midstream's named executive officers for 2019;

➢
Ratification of the appointment of Ernst & Young LLP as Equitrans Midstream's independent registered public accounting firm for 2020; and

➢
Such other business that may properly come before the meeting or any adjournment or postponement of the meeting.

VOTING:    Please consider the issues presented in the attached proxy statement and vote your shares as soon as possible by following the voting instructions included in the proxy statement.

PARTICIPATING IN THE MEETING:    Due to the ongoing public health considerations associated with COVID-19, we will be holding our 2020 annual meeting of shareholders solely via webcast. You will be able to participate in the meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ETRN2020. To participate in the meeting you will need the 16-digit control number on your notice of Internet availability of proxy materials, voting instruction form or your proxy card. If you plan to participate in the meeting, please follow the instructions under "Additional Information — Participating in the Annual Meeting" on page 60 of the proxy statement.

On behalf of the Board of Directors,

Tobin M. Nelson

Deputy General Counsel & Corporate Secretary

April 3, 2020

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to Be Held May 20, 2020:

This notice and proxy statement and our annual report on Form 10-K for the year ended
December 31, 2019 are also available online at http://www.proxyvote.com.

We commenced providing our proxy materials, or a notice of Internet availability providing access to such materials, on or about April 9, 2020.

PROXY STATEMENT SUMMARY

OUR FIRST YEAR AS AN INDEPENDENT PUBLICLY TRADED COMPANY

2019 marked our first full year as an independent publicly traded company. We became publicly traded on November 12, 2018, when our former parent company, EQT Corporation (EQT), separated its midstream business from its upstream business (the Separation). As a stand-alone company, we are one of the largest natural gas gatherers in the United States, with a premier asset footprint in the Appalachian Basin. Our Annual Report on Form 10-K for the year ended December 31, 2019 describes our company and the assets and liabilities that comprise our business.

This summary highlights information about Equitrans Midstream Corporation and the upcoming 2020 annual meeting of shareholders. This summary does not contain all the information you should consider. You should read the entire proxy statement before you vote. We sometimes refer to Equitrans Midstream Corporation in this proxy summary and proxy statement as Equitrans Midstream, the Company, we, or us.

WE INITIATED THE FINAL STEP OF OUR SIMPLIFICATION STRATEGY

  Following the Separation, we executed a series of transactions to enhance and simplify our operating structure (the Simplification Transactions) as well as grow our asset footprint, including the acquisition of 100% of the outstanding common units of EQGP Holdings, LP (EQGP) and the elimination of the EQM Midstream Partners, LP (EQM) incentive distribution rights (IDRs). Following completion of the Simplification Transactions, EQM successfully completed the strategic acquisition of a 60% interest in Eureka Midstream Holdings, LLC (Eureka Midstream) and a 100% interest in Hornet Midstream Holdings, LLC (Hornet Midstream). On February 27, 2020, the Company announced several transformational transactions including: (i) EQM's execution of a 15-year global gas gathering agreement with EQT providing for 3.0 Bcf per day of initial minimum volume commitments (MVCs) with step-ups to 4.0 Bcf per day; (ii) the Company's execution of two share purchase agreements with EQT pursuant to which the Company repurchased and retired 25,299,752 shares of its common stock; and (iii) a definitive agreement to acquire all of the outstanding public common units of EQM in a share-for-unit transaction in which each outstanding common unit of EQM will be exchanged for 2.44 shares of Company common stock (the EQM Merger). In connection with the EQM Merger, ETRN will issue newly created ETRN preferred stock for a portion of the issued and outstanding Series A Preferred Units of EQM. The EQM Merger is expected to close in mid-2020, following which EQM will no longer be a publicly traded entity.

Equitrans Midstream Corporation - 2020 Proxy Statement     i

ANNUAL MEETING

Time and Date:	2:00 p.m. (Eastern Time) on Wednesday, May 20, 2020
Place:	Online at www.virtualshareholdermeeting.com/ETRN2020
Record Date:	March 12, 2020
Participation:
You are entitled to participate in the virtual annual meeting if you were an Equitrans Midstream shareholder as of the close of business on the record date. See "Additional Information — Participating in the Annual Meeting" on page 60 of this proxy statement for additional information and instructions.

VIRTUAL ANNUAL MEETING

Due to the ongoing public health considerations associated with COVID-19, and because the health, safety and well-being of our employees and shareholders is of utmost importance to us, we will be holding our 2020 annual meeting of shareholders solely via webcast. We remain sensitive to concerns regarding virtual meetings generally from investor advisory groups and other shareholder rights advocates that have voiced concerns that virtual meetings may diminish shareholder voice or reduce accountability. Accordingly, we have designed the procedures for our virtual meeting format to enhance, rather than constrain, shareholder access, participation and communication, allowing a shareholder to participate fully and equally from any location at no cost to the shareholder. For example, the online format allows shareholders to communicate with us during the meeting so they can ask appropriate questions of our Board of Directors or management in accordance with the rules of conduct for the meeting and allow shareholders to vote electronically. See "Participating in the Annual Meeting" for additional information.

MATTERS TO BE VOTED UPON

	Board Voting Recommendation	Page for more Information

Item No. 1: Election of nine directors, each for a one-year term expiring at the 2021 annual meeting of shareholders	FOR EACH NOMINEE	1

Item No. 2: Approval, on an advisory basis, of the compensation of Equitrans Midstream's named executive officers for 2019 (Say-on-Pay)	FOR	50

Item No. 3: Ratification of the appointment of Ernst & Young LLP as Equitrans Midstream's independent registered public accounting firm for 2020	FOR	53

ii    Equitrans Midstream Corporation - 2020 Proxy Statement

BOARD AND BOARD COMMITTEES

				Equitrans Midstream Board Committee Membership
Name, Principal Occupation & Current Other Public Company Board Service		Director Since
	Age		Independent	AC	CGC	MDCC	HSSE

Vicky A. Bailey	67	2018
President, Anderson Stratton International, LLC & Vice President, BHMM Energy Services, LLC					Chair
Current Other Public Company Boards: Cheniere Energy, Inc., PNM Resources, Inc.

Sarah M. Barpoulis	55	2020
President, Interim Energy Solutions, LLC
Current Other Public Company Boards: South Jersey Industries, Inc.

Kenneth M. Burke	70	2018
Retired Partner, Ernst & Young LLP				Chair
Current Other Public Company Boards: EQM Midstream Partners, LP

Patricia K. Collawn	61	2020
Chairman, President and Chief Executive Officer, PNM Resources, Inc.
Current Other Public Company Boards: PNM Resources, Inc., CTS Corporation*

Margaret K. Dorman	56	2018
Retired Executive Vice President, Chief Financial Officer and Treasurer, Smith International, Inc.						Chair
Current Other Public Company Boards: Range Resources Corporation

Thomas F. Karam (Chairman)	61	2018
Chairman and Chief Executive Officer, Equitrans Midstream Corporation and the general partner of EQM Midstream Partners, LP
Current Other Public Company Boards: EQM Midstream Partners, LP

D. Mark Leland	58	2020
Retired Interim Chief Executive Officer, Deltic Timber Corporation and former Executive Vice President and Chief Financial Officer, El Paso Corporation
Current Other Public Company Boards: PotlatchDeltic Corporation, Altus Midstream Company

Norman J. Szydlowski	68	2018
Retired President and Chief Executive Officer, SemGroup Corporation							Chair
Current Other Public Company Boards: None

Robert F. Vagt (Lead Independent Director)	73	2018
Retired President, The Heinz Endowments
Current Other Public Company Boards: Kinder Morgan, Inc.

AC	Audit Committee	MDCC	Management Development and Compensation Committee
CGC	Corporate Governance Committee	HSSE	Health, Safety, Security and Environmental Committee
*
Ms. Collawn has indicated that she will step down from the board of directors of CTS Corporation as promptly as practicable in order to minimize disruption during the COVID-2019 outbreak.

Equitrans Midstream Corporation - 2020 Proxy Statement     iii

GOVERNANCE HIGHLIGHTS

BUSINESS HIGHLIGHTS

iv    Equitrans Midstream Corporation - 2020 Proxy Statement

COMPENSATION HIGHLIGHTS

As 2019 was our first full year as a publicly traded company, the Management Development and Compensation Committee (Compensation Committee) of the Company's Board of Directors adopted a compensation philosophy and developed new programs and practices which differed materially from the pre-Separation compensation structure. Our new compensation program: (i) seeks to align total direct compensation for our named executive officers (NEOs) using market comparables and other relevant factors; (ii) is weighted towards variable pay which requires the Company to achieve well-defined performance metrics in order for NEOs to realize annual and certain performance-based long-term incentives; (iii) limits executive perquisites and provides retirement and other benefit programs that are the same for all salaried employees; and (iv) delivers transparency and fairness to shareholders, employees and other stakeholders while encouraging sound business strategy and execution that leads to long-term shareholder value.

The majority of our NEO compensation is performance-based and is issued in the form of both annual and long-term incentives. Individuals in a position to influence the growth of shareholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. The target mix of the compensation program elements for the CEO and other NEOs is shown below.

Equitrans Midstream Corporation - 2020 Proxy Statement     v

IMPORTANT DATES FOR 2021 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted for inclusion in Equitrans Midstream's 2021 proxy statement under Securities and Exchange Commission (SEC) rules must be submitted in writing and received by Equitrans Midstream's Corporate Secretary on or before December 10, 2020.

Under Equitrans Midstream's bylaws, if a shareholder would like to present a matter not included in our proxy statement in person at the 2021 annual meeting of shareholders, including nominations for director candidates, advance notice must be submitted in writing and received by Equitrans Midstream's Corporate Secretary no earlier than the close of business on January 20, 2021, and no later than the close of business on February 19, 2021.

Under our proxy access bylaws provision, a shareholder, or group of twenty or fewer shareholders, owning continuously for at least three years, shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in Equitrans Midstream's proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board of Directors of Equitrans Midstream. Shareholders will not be able to take advantage of our proxy access bylaws to satisfy the ownership requirement until our shareholders' meeting in 2022 (which is three years from the Separation).

For additional information, see "Additional Information – Shareholder Proposals and Director Nominations" on page 61 of this proxy statement.

vi    Equitrans Midstream Corporation - 2020 Proxy Statement

ITEM NO. 1 – ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR each nominee for the Board of Directors.

Our Board of Directors, sometimes referred to in this proxy statement as the Board or our Board, is presenting nine nominees for election as directors at our annual meeting. All nominees currently serve on our Board of Directors and their current terms will expire at the 2020 annual meeting. Mses. Vicky A. Bailey, Sarah M. Barpoulis, Patricia K. Collawn, and Margaret K. Dorman, and Messrs. Kenneth M. Burke, Thomas F. Karam, D. Mark Leland, Norman J. Szydlowski, and Robert F. Vagt, have been nominated to serve for a term of one year to expire at the 2021 annual meeting, or until their earlier removal or resignation or a successor is duly elected and qualified. Each nominee consents to being named in this proxy statement and to serve if elected. The Board has no reason to believe that any nominee will be unavailable or unable to serve. If any nominee is unable to stand for election for any reason, then the shares represented at our annual meeting will be voted by the persons named as proxies for substitute nominees proposed by the Board, unless the Board decides to reduce its size.

The following chart provides an overview of the attributes represented on our Board of Directors, in addition to each director's competencies included in the director profiles on the following pages.

INDEPENDENT
DIVERSE
EXPERIENCED

The Board selected our nine nominees based on a review of the attributes discussed on page 14 under "Corporate Governance and Board Matters – Director Nominations." Our Board believes that the nominees, individually and as a whole, possess qualifications consistent with our desired attributes and will provide management with strong independent oversight as we implement our strategic objectives.

OUR DIRECTOR NOMINEES

Equitrans Midstream Corporation - 2020 Proxy Statement     1

Each of our director nominees brings a unique skillset to the Board of Directors. Notably, all nine of our director nominees:

➢
are experienced in Energy, Regulatory, Utility and/or Government;

➢
have experience in the fields of finance, accounting and/or audit and control; and

➢
have prior experience on the boards of other publicly traded companies.

Our director nominees are also experienced in the following areas:

Each nominee must be elected by a majority of the votes cast FOR that director's election, and votes may not be cumulated. The persons named as proxies will vote FOR the nominees named, unless you vote against, or abstain from voting for or against, one or more of them.

In addition, under our bylaws, each nominee has submitted an irrevocable conditional resignation to be effective if the nominee receives a greater number of votes against than votes FOR his or her election in an uncontested election. If this occurs, the Board will decide whether to accept the tendered resignation no later than 90 days after certification of the election. The Board's determination shall be made without the participation of any nominee whose resignation is under consideration with respect to the election. The Board's explanation of its decision will be promptly disclosed on a Form 8-K furnished to the SEC.

2    Equitrans Midstream Corporation - 2020 Proxy Statement

Director Nominees

Vicky A. Bailey	Age 67	Director since November 2018

Ms. Bailey has served as President, Anderson Stratton International, LLC (strategic consulting and government relations), since November 2005; and Vice President, BHMM Energy Services, LLC (utility and facilities management services), since January 2006. Ms. Bailey has been a director of Cheniere Energy, Inc. (an energy company primarily engaged in liquefied natural gas related businesses) since March 2006 and a director of PNM Resources, Inc. (an investor-owned holding company with two regulated utilities providing electricity and electric services in New Mexico and Texas) (PNM Resources) since January 2019. She was a director of EQT Corporation from June 2004 until the Separation and of Cleco Corporation (an energy services company with regulated utility and wholesale energy businesses) from June 2013 through March 2016.

Qualifications: Ms. Bailey has substantial regulatory and senior management experience in the energy industry, having previously served as a commissioner of the Federal Energy Regulatory Commission, President of PSI Energy, Inc. (a regulated utility) and commissioner of the Indiana Utility Regulatory Commission. These experiences enable her to provide valuable insights into issues facing the Company's regulated transmission business, particularly with respect to interacting with regulatory agencies. In addition, Ms. Bailey provides leadership to the Board with respect to energy policy issues, owing to her previous experience as Assistant Secretary for the Office of Policy and International Affairs at the Department of Energy. Ms. Bailey also draws upon public company board experience in supporting the Company's strategic efforts.

Ms. Bailey is Chair of the Corporate Governance Committee and a member of the Health, Safety, Security and Environmental Committee.

Sarah M. Barpoulis	Age 55	Director since February 2020

Ms. Barpoulis has served as a director of Equitrans Midstream since February 2020. Ms. Barpoulis is the founder and President of Interim Energy Solutions, LLC (an advisory service firm providing asset management and risk management consulting, and litigation support services to the energy sector) since 2003. She has served as a director of South Jersey Industries, Inc. (a publicly traded energy services holding company) (SJI) since April 2012 and currently serves as a member of the Audit Committee (serving as Chair since 2017), the Executive Committee, the Strategy and Finance Committee and the Compensation Committee of SJI. She previously served as a director of SemGroup Corporation (a publicly traded provider of gathering, transmission, storage, distribution, marketing and other midstream services) (SemGroup) from October 2009 through the sale of SemGroup to Energy Transfer, LP in December 2019.

Qualifications: Ms. Barpoulis brings nearly 30 years of experience in the energy industry, significant executive-level leadership experience as well as valuable risk management, business planning and commercial expertise through her work as an energy advisor and consultant through Interim Energy Solutions, LLC and her varied roles of increasing responsibility over more than a decade with PG&E National Energy Group, a company that, among other things, developed, built, owned and operated electric generating and natural gas pipeline facilities. Ms. Barpoulis also brings significant public company board experience from her service on the boards of directors of a number of public companies. Ms. Barpoulis is a National Association of Corporate Directors Board Leadership Fellow, demonstrating her commitment to the highest standards of board leadership.

Equitrans Midstream Corporation - 2020 Proxy Statement     3

Kenneth M. Burke	Age 70	Director since November 2018

Mr. Burke was a Partner at Ernst & Young LLP (EY) (a Big Four accounting firm) between October 1982 and June 2004. Mr. Burke served on the board of directors of Nexeo Solutions, Inc. (a publicly traded global chemical distributor) from November 2011 until its acquisition in March 2019. Mr. Burke also was appointed to the boards of directors of the general partners of EQM Midstream Partners, LP (EQM) and EQGP Holdings, LP (EQGP) in September 2018, and serves as a member of the Audit Committee of EQM's general partner. Mr. Burke served as a director of EQT Corporation from January 2012 until the Separation and on the board of directors and as Chair of the Audit Committee of EQGP's general partner until the Company's acquisition of the interests in EQGP not held by the Company in January 2019 (the EQGP Buy-In).

Qualifications: Mr. Burke brings over three decades of experience focused on the energy industry, primarily oil and gas. Mr. Burke retired from EY in 2004, where he held a number of leadership positions, including National Energy Industry Director and Partner-in-Charge of the Houston Energy Services Group. He also co-authored the book "Oil and Gas Limited Partnerships: Accounting, Reporting and Taxation." During his years at EY, Mr. Burke served as audit partner for numerous companies in the oil and gas industry. Mr. Burke also has substantial experience as a director of both public and private companies where he has served on and chaired a number of committees.

Mr. Burke is Chair of the Audit Committee and a member of the Corporate Governance Committee.

Patricia K. Collawn	Age 61	Director since April 2020

Ms. Collawn has served as director of Equitrans Midstream since April 2020. Ms. Collawn has served as President and Chief Executive Officer of PNM Resources, Inc. (a publicly traded energy holding company that provides electricity to homes and businesses in New Mexico and Texas through two regulated utilities) (PNM Resources) since 2010. She has also served as a director of PNM Resources since 2010 and was appointed Chairman of its board of directors in 2012. Ms. Collawn joined PNM Resources in 2007 and served as President and Chief Operating Officer and President, Utilities of PNM Resources prior to her promotion to President and Chief Executive Officer in 2010. In addition to serving on the board of directors of PNM Resources, Ms. Collawn has served as an independent director of CTS Corporation (a publicly traded designer and manufacturer of sensors, actuators and electronic components for various industries) since 2003. Ms. Collawn has indicated that she will step down from the board of directors of CTS Corporation as promptly as practicable in order to minimize disruption during the COVID-19 outbreak.

Qualifications: As a senior executive in the power utilities sector for more than 20 years, Ms. Collawn has an in-depth understanding of the complex regulatory structure of the utility industry, as well as substantial operations experience, having also served as President and Chief Executive Officer of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary. Additionally, she is serving as chairman of the Electric Power Research Institute (an independent, non-profit center for public interest energy and environmental research, including sustainability and carbon reduction matters); and she previously served as the first female chairman of the board of directors of the Edison Electric Institute (a national association of investor-owned electric companies). Along with her executive leadership experience and a focus on corporate governance, cybersecurity, and environmental and sustainability matters, Ms. Collawn brings both commercial and operational expertise through her work in the public utility sector.

4    Equitrans Midstream Corporation - 2020 Proxy Statement

Margaret K. Dorman	Age 56	Director since November 2018

Ms. Dorman served as Chief Financial Officer and Treasurer of Smith International, Inc. (a publicly traded supplier of oil and gas products and services) (now part of Schlumberger Limited), between May 1999 and October 2009. Ms. Dorman has served as a director and member of the Audit Committee and Governance and Nominating Committee of Range Resources Corporation (a publicly traded petroleum and natural gas exploration and production company) since July 2019. Ms. Dorman has also been a director of privately-held Rubicon Oilfield International (provider of oilfield products and technologies) since August 2018, where she serves as Chair of the Audit Committee and a member of the Compensation Committee. She also served as a director of EQT Corporation from January 2012 until the Separation.

Qualifications: Ms. Dorman brings to Equitrans Midstream a wealth of financial expertise and experience in the energy industry, having served in numerous financial positions with Smith International, Inc., including as the Chief Financial Officer for more than a decade, during a period of expansive growth. Previously, Ms. Dorman held management positions with Landmark Graphics, prior to its acquisition by Halliburton Corporation, and EY. She has experience directing financial accounting functions, building banking relationships, structuring debt and equity financings, integrating acquisitions and interacting with shareholders as the lead investor relations executive. Ms. Dorman also has other board and audit committee experience, having served as a director of EQT as well as Hanover Compressor Company (a full service natural gas compression business) (now part of Exterran Holdings, Inc.) from February 2004 through the date of the Exterran Holdings merger in August 2007.

Ms. Dorman is Chair of the Compensation Committee and a member of the Audit Committee.

Thomas F. Karam	Age 61	Director since November 2018

Mr. Karam was appointed Chairman of the Board of Directors and Chief Executive Officer of Equitrans Midstream in July 2019. Prior to that, Mr. Karam served as President and Chief Executive Officer of Equitrans Midstream since September 2018 and a member of the Board of Equitrans Midstream since November 2018. Prior to Equitrans Midstream, he served as Senior Vice President, EQT Corporation and President, Midstream from August 2018 until the Separation in November 2018. Mr. Karam is also currently the Chairman and Chief Executive Officer of EQM's general partner since July 2019, and previously served as Chairman, President and Chief Executive Officer, from October 2018 to July 2019, and as President, Chief Executive Officer and director, from August 2018 to October 2018. In addition, Mr. Karam served as Chairman, President and Chief Executive Officer of EQGP's general partner from October 2018 through the EQGP Buy-in in January 2019, as well as President, Chief Executive Officer and director from August 2018 to October 2018. Mr. Karam served on EQT's board of directors from November 2017 until the Separation. Mr. Karam was the founder and served as Chairman of Karbon Partners, LLC, which invests in, owns, constructs and operates midstream energy assets, from April 2017 to August 2018. Mr. Karam was the founder and previously served as Chairman and Chief Executive Officer of PennTex Midstream Partners, LP, a publicly traded master limited partnership with operations in North Louisiana and the Permian Basin (PennTex), from 2014 until the sale of its general partner to Energy Transfer Partners in 2016.

Qualifications: Mr. Karam has been a senior executive and entrepreneur in the midstream energy sector for more than 25 years. Preceding PennTex, he was the founder, Chairman and Chief Executive Officer of Laser Midstream Partners, LLC (Laser), one of the first independent natural gas gathering systems in the northeast Marcellus Shale, from 2010 until 2012 when it was acquired by Williams Partners. Prior to Laser, Mr. Karam was the President, Chief Operating Officer and director of Southern Union Company, where he led its successful transformation from a large local distribution company to one of the largest pipeline companies in the United States at the time. Prior to Southern Union Company, Mr. Karam was the President and Chief Executive Officer of Pennsylvania Enterprises and PG Energy, a natural gas utility in central and northeastern Pennsylvania, until its acquisition by Southern Union Company. He began his professional career in investment banking with Legg Mason Inc. and Thomson McKinnon.

Mr. Karam is a member of the Health, Safety, Security and Environmental Committee.

Equitrans Midstream Corporation - 2020 Proxy Statement     5

D. Mark Leland	Age 58	Director since January 2020

Mr. Leland has served as a director of Equitrans Midstream since January 2020. Previously, Mr. Leland served as Interim Chief Executive Officer of Deltic Timber Corporation from October 2016 to March 2017, prior to the company's merger with Potlatch Corporation to form PotlatchDeltic Corporation (a publicly traded timberland real estate investment trust) (PotlatchDeltic) in February 2018. Mr. Leland has served as a director of PotlatchDeltic since February 2018 and Altus Midstream Company (and its predecessor) (a publicly traded midstream company providing gathering processing and transportation services in the Permian Basin) since April 2016. Previously, he served as a director and Chair of the Audit Committee of Deltic Timber Corporation from June 2016 to February 2018 and the general partner of Rice Midstream Partners LP from December 2014 until its merger with EQM in July 2018. Mr. Leland served on the board of directors of the general partner of Oiltanking Partners, L.P. (a publicly traded company providing terminaling, storage and transportation of crude oil, refined petroleum products and LPG) from June 2012 to February 2015 and on the board of directors of KiOR, Inc. (a publicly traded renewables fuel company) from June 2013 to March 2015.

Qualifications: Mr. Leland brings extensive operational and financial experience in the midstream energy industry, having served as President of El Paso Corporation's (El Paso) midstream business unit from October 2009 to May 2012, and as director of El Paso Pipeline Partners, L.P. from its formation in 2007 to May 2012. Among other senior-level roles at El Paso, Mr. Leland also previously served as Executive Vice President and Chief Financial Officer of El Paso from August 2005 to October 2009. This experience as well as experience on the boards of numerous publicly traded energy and private companies provide significant contributions to the Board.

Norman J. Szydlowski	Age 68	Director since November 2018

Mr. Szydlowski served as President and Chief Executive Officer of SemGroup from November 2009 through June 2014, and director of SemGroup from November 2009 through April 2014. Mr. Szydlowski served as a director of EQT Corporation from November 2017 until the Separation and as a director of the general partner of 8point3 Energy Partners, LP (a publicly traded joint venture to own and operate solar generation assets) from June 2015 until its acquisition by Capital Dynamics, Inc. in June 2018. He also served as a director of the general partner of JP Energy Partners LP (a publicly traded oil and natural gas company) from July 2014 through March 2017, a director of Transocean Partners, LLC (a publicly traded offshore drilling contractor) from November 2014 through December 2016, and a director of the general partner of NGL Energy Partners LP (a publicly traded company specializing in transportation, storage, blending and marketing of crude oils, natural gas, refined products, renewables and water solutions) from November 2011 through April 2014.

Qualifications: Mr. Szydlowski's experience at SemGroup and before that as Chief Executive Officer of Colonial Pipeline Company (a refined pipeline system) and elsewhere provides him with significant executive and operational midstream experience. In particular, Mr. Szydlowski has a thorough understanding of the midstream business and midstream customers.

Mr. Szydlowski is Chair of the Health, Safety, Security and Environmental Committee and a member of the Compensation Committee.

6    Equitrans Midstream Corporation - 2020 Proxy Statement

Robert F. Vagt	Age 73	Director since November 2018

Mr. Vagt currently serves as the Lead Independent Director of Equitrans Midstream. Mr. Vagt served as President of Davidson College (an independent liberal arts college) from July 1997 through August 2007, and served as President of The Heinz Endowments (a private philanthropic foundation) from January 2008 through January 2014. Mr. Vagt served as a director of EQT Corporation from November 2017 until the Separation. Mr. Vagt was a director of Rice Energy Inc. (Rice Energy), serving as that board's independent Chair, Chair of its Health, Safety and Environmental Committee, and a member of the Audit and Nominating and Governance Committees, from January 2014 through EQT's acquisition of Rice Energy in November 2017. From January 2014 to July 2018, Mr. Vagt also served on the board of directors of the general partner of Rice Midstream Partners LP (acquired by EQM in July 2018), serving as board Chair from December 2014 through November 2017. Mr. Vagt has served as a director of Kinder Morgan, Inc. (a publicly traded energy infrastructure company) since May 2012, where he serves as a member of the Audit Committee and Chair of its Environmental, Health and Safety Committee.

Qualifications: Prior to his service to The Heinz Endowments and Davidson College, Mr. Vagt had significant executive and operational oil and gas industry experience, having served as President and Chief Operating Officer of Seagull Energy Corporation (an oil and gas exploration and production company) from 1996 to 1997, as President, Chairman and Chief Executive Officer of Global Natural Resources (a producer of oil and natural gas) from 1992 to 1996 and as President and Chief Operating Officer of Adobe Resources Corporation (an oil and natural gas production company) from 1989 to 1992. Mr. Vagt also served as a director of El Paso Corporation (a provider of natural gas and related energy products) (now part of Kinder Morgan, Inc.) from May 2005 to 2012, where he was a member of the Compensation and Health, Safety and Environmental Committees. Mr. Vagt's professional background in both the public and private sectors makes him an important advisor and member of Equitrans Midstream's Board. Mr. Vagt brings to the Board operations and management expertise in both the public and private sectors. In addition, Mr. Vagt provides the Board with diversity of perspective gained from service as the President of The Heinz Endowments, as well as from service as the President of Davidson College.

Mr. Vagt is a member of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee.

Equitrans Midstream Corporation - 2020 Proxy Statement     7

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Committees

The Board currently has four standing Committees: Audit, Management Development and Compensation, Corporate Governance, and Health, Safety, Security and Environmental. The Board may from time to time form new Committees, disband an existing Committee and delegate additional responsibilities to a Committee. Our Committees report on their activities to the Board on a routine basis and also make recommendations regarding matters to be approved by the Board. The responsibilities of the Committees are included in written charters, which are reviewed at least annually by the Committees and the Board. All charters may be viewed on the Company's website at www.equitransmidstream.com by clicking on "Investors" on the main page and then on "Governance."

The Company does not have a formal policy of requiring its directors to attend the annual meeting, but encourages them to do so.

In 2019, our Board held 14 meetings, with regular communication between meetings, and each of our directors serving on the Board during 2019 attended at least 90% of the aggregate meetings of our Board and the Committees on which he or she served. The following charts summarize each Committee's primary responsibilities, membership and number of meetings held in 2019.

Audit Committee

Members Kenneth M. Burke (Chair) Margaret K. Dorman Robert F. Vagt	Meetings Held in 2019:9

Primary Responsibilities:    The Audit Committee assists the Board by overseeing:

➢
the accounting and financial reporting processes of the Company and related disclosure matters;
➢
the audits of the Company's financial statements;
➢
the integrity of the Company's financial statements;
➢
the qualifications, independence, and performance of the Company's registered public accountants;
➢
the qualifications and performance of the Company's internal audit function; and
➢
compliance with legal and regulatory requirements, including with the Company's code of business conduct and ethics.

Independence:    Each member of the Committee is independent under the Company's corporate governance guidelines and applicable New York Stock Exchange (NYSE) listing standards and SEC rules. Each member of the Committee is financially literate. The Board has determined that each of Ms. Dorman and Messrs. Burke and Vagt qualify as an audit committee financial expert as defined under SEC rules. The designation as an audit committee financial expert does not impose any duties, obligations, or liabilities that are greater than those generally imposed upon a director who is a member of the Committee and the Board. As audit committee financial experts, Ms. Dorman and Messrs. Burke and Vagt also have accounting or related financial management experience under applicable NYSE listing standards.

8    Equitrans Midstream Corporation - 2020 Proxy Statement

Management Development and Compensation Committee

Members Margaret K. Dorman (Chair) Norman J. Szydlowski Robert F. Vagt	Meetings Held in 2019:9

Primary Responsibilities:    The Compensation Committee:

➢
assists the Board in the discharge of its fiduciary responsibilities relating to agreements with, and the fair and competitive compensation of, the Company's Chief Executive Officer and other executive officers;
➢
designs, administers and makes awards (or, as applicable, makes recommendations to the Board to make awards) under the Company's incentive compensation and equity-based plans;
➢
provides oversight for and, as required, administers the Company's benefit plans;
➢
oversees the Company's management development program for the Company's executive officers and other key members of management; and
➢
prepares a report for inclusion in the Company's proxy statement for the annual meeting of shareholders.

The Committee has the authority, in its sole discretion, to retain or obtain the advice of an independent compensation consultant, outside legal counsel or other personnel. It may also obtain advice and assistance from internal legal, accounting, human resources, and other advisors. Pursuant to its Charter, the Committee may delegate authority and responsibilities to subcommittees as it deems proper provided that no subcommittee shall consist of less than two members.

Independence:    Each member of the Committee (i) meets the independence requirements of the NYSE or any other national securities exchange on which the securities of the Company are listed and applicable federal securities law, including the rules and regulations of the SEC, and (ii) satisfies the requirements of an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code).

Corporate Governance Committee

Members Vicky A. Bailey (Chair) Kenneth M. Burke Robert F. Vagt	Meetings Held in 2019:11

Primary Responsibilities:    The Corporate Governance Committee is responsible for:

➢
establishing and recommending to the Board the requisite skills and characteristics to be found in individuals qualified to serve as directors;
➢
identifying individuals qualified to become Board members consistent with criteria approved by the Board;
➢
recommending to the Board the director nominees for each annual meeting of shareholders;
➢
reviewing and recommending to the Board any updates to the Company's corporate governance guidelines;
➢
recommending Committee membership, including a Chair, for each Committee;
➢
recommending an appropriate compensation structure for the directors, including administration of stock-based plans for the directors;
➢
reviewing plans for management succession;
➢
recommending director independence determinations to the Board; and
➢
reviewing related person transactions under the Company's related person transaction approval policy.

Independence:    Each member of the Committee is independent under the Company's corporate governance guidelines and applicable NYSE listing standards.

Equitrans Midstream Corporation - 2020 Proxy Statement     9

Health, Safety, Security and Environmental Committee

Members Norman J. Szydlowski (Chair) Vicky A. Bailey Thomas F. Karam	Meetings Held in 2019:5

Primary Responsibilities:    The Health, Safety, Security and Environmental (HSSE) Committee:

➢
provides input and direction to management and the Board about the Company's approach to health, safety, security (including cybersecurity), and environmental policies, programs and initiatives and reviews the Company's activities in those areas;
➢
provides input and direction to management and the Board regarding the Company's approach to developing, and ultimately implementing, a centralized environmental, social responsibility and governance (ESG) process, and provides oversight of the Company's ESG matters;
➢
reviews the overall adequacy of, and provides oversight with respect to, HSSE policies, programs, procedures and initiatives of the Company, including, without limitation, the Company's emergency response preparedness;
➢
reviews the Company's disclosures regarding the Committee's role in the oversight of the Company's HSSE-related risk management; and
➢
ensures that appropriate HSSE goals are in place and evaluates the Company's progress toward those goals.

Compensation Process

In discharging the Board's responsibilities relating to compensation of the Company's executive officers, the Compensation Committee recommends, and the Board approves, the target total direct compensation for named executive officers by establishing base salaries and setting short-term (bonus) and long-term incentive targets. This process includes consideration of the items discussed in more detail in our section titled "Compensation Discussion and Analysis — Determination of Target Total Direct Compensation (TDC)" below. When appropriate, the Compensation Committee may also provide certain limited perquisites and other benefits to executive officers and other key employees.

The Compensation Committee, with the approval of the Company's Board, establishes the plan designs and performance metrics for all of the Company's short-term and long-term incentive programs. The Compensation Committee also sets target and maximum metrics and related payouts under the Company's programs for executive officers and reviews the appropriateness of these for all other Company personnel. After completion of the performance period, the Compensation Committee reviews actual performance in comparison to established metrics to determine the amount of short-term and long-term incentive awards earned for each executive officer and for other Company personnel in total.

The Compensation Committee has retained the services of Mercer (US) Inc. (Mercer) as its independent consultant to aid the Compensation Committee in performing its duties. Representatives of Mercer provided the Compensation Committee with market data and counsel regarding executive officer compensation programs and practices, discussed in more detail in our "Compensation Discussion and Analysis" below. Representatives of Mercer do not make recommendations on, or approve, the amount of compensation for any executive officer. The Company has affirmatively determined that no conflict of interest has arisen in connection with the work of Mercer as compensation consultant for the Compensation Committee.

The Company's compensation process includes discussions among the Compensation Committee, other independent directors of the Board, management and Mercer. The Compensation Committee always seeks approval of the Board with respect to the total direct compensation for each named executive officer.

10    Equitrans Midstream Corporation - 2020 Proxy Statement

Certain executive officers may review information with the Compensation Committee during meetings and may present management's views or recommendations. The Compensation Committee evaluates these recommendations including, if desired, in consultation with its independent compensation consultant, and takes them into consideration when making the Compensation Committee's decisions and recommendations. When establishing total direct compensation for executive officers and reviewing actual performance against established metrics, the Compensation Committee considers the Chief Executive Officer's compensation recommendations. The Chief Executive Officer does not participate in Compensation Committee or Board deliberations about his compensation.

The Compensation Committee has delegated limited authority to Mr. Karam, in his capacity as a director of the Company, to issue special bonus payments and grant certain long-term incentive awards under the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (ETRN LTIP). These awards must follow established guidelines, are reviewed by the Compensation Committee on a quarterly basis, and include New Hire, CEO, Retention and Discretionary New Hire Awards.

The Compensation Committee has approved a pre-established basket to provide for off-cycle awards to new hires eligible for an award under the ETRN LTIP. The guidelines are as follows:

  ➢
  Individuals hired after the annual grant date that would have qualified for a grant may be awarded restricted shares or units in an amount not to exceed the median target for the position. Under this limited authorization, individual grants may not exceed $75,000 and would not apply to newly hired executive officers or direct reports of the Chief Executive Officer.
  ➢
  The aggregate award value of all awards as of the date of any grant may not exceed $725,000.

The Compensation Committee has also approved a pre-established basket to provide for CEO Awards, Retention Awards, and Discretionary New Hire Awards to individuals other than executive officers and direct reports of the Chief Executive Officer. The guidelines are as follows:

  ➢
  CEO Awards may be made to employees on the condition that no award exceeds $5,000 per employee per grant and the employee did not receive a long-term incentive grant in connection with the current year annual grant process.
  ➢
  Retention Awards may be made to employees who have received a long-term incentive grant in the past on the condition that no award exceeds $25,000 per employee per grant.
  ➢
  Discretionary New Hire Awards may be made to newly hired employees not otherwise entitled to a new hire award discussed above on the condition that no award exceeds $25,000 per employee per grant.
  ➢
  In each case, the aggregate award value of all awards granted as of the date of any grant may not exceed $200,000.

The Compensation Committee has not delegated its authority to award equity to any other executive officer.

We provide additional information regarding the Compensation Committee and our policies and procedures regarding executive compensation below under the caption "Compensation Discussion and Analysis."

Equitrans Midstream Corporation - 2020 Proxy Statement     11

Board Leadership Structure

As described in the Company's corporate governance guidelines, the Board of Directors believes that the functions of the Chairman of the Board are distinct from those of the Chief Executive Officer but that both functions may be effectively performed by the same individual. From time to time, generally in connection with succession planning, the Board will consider whether the Chairman and the Chief Executive Officer should be separate, and if separate, whether the Chairman should be an outside director or an inside director. In July 2019, the Board concluded that combining the functions of Chairman and Chief Executive Officer was the most effective leadership structure for the Company and appointed Mr. Karam as the Chairman of the Board. The Board believes the present structure provides the Company and the Board with strong leadership and appropriate independent oversight of management, with a strong Lead Independent Director in Mr. Vagt and a board structure that is now 89% independent. In addition, a combined Chairman and Chief Executive Officer allows the Company to communicate its business, strategy and value to shareholders, investors, employees, regulators and the public with a single voice.

Under the Company's corporate governance guidelines, when the Board does not have an independent Chairman, the Board must designate an independent director as the Lead Independent Director. The Lead Independent Director's exclusive duties are described in the box on this page.

A Lead Independent Director's term is generally for one year, but an individual may serve multiple consecutive terms as our Lead Independent Director if recommended by the Corporate Governance Committee and approved by the Board.

In July 2019, the Board, based on a recommendation from the Corporate Governance Committee, re-elected Mr. Vagt to serve as Lead Independent Director of the Board for a one-year term. Mr. Vagt has held this position since the Separation.

Our Lead Independent Director:
➢
convenes, presides over and sets agendas for regularly scheduled and special executive sessions of independent/non-management directors (which typically occur at each regularly scheduled meeting of the Board), and calls a meeting of the independent/non-management directors, if requested by any other director;

➢
presides over any meeting at which the Chairman is not present;

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consults with the Chairman to set the annual calendar of topics to be covered at Board meetings and reviews meeting agendas;

➢
facilitates an assessment process with respect to the Board as a whole as well as for individual directors; and

➢
serves as the designated director to speak with shareholders (when requested) and to receive communications from interested parties.

12    Equitrans Midstream Corporation - 2020 Proxy Statement

Board's Role in Risk Oversight

The Board

➢
Reviews the major risks facing the Company and delegates oversight of certain major risks to applicable Board Committees
➢
Reviews the options for mitigating major risks facing the Company

Audit Committee

➢

Discusses the Company's process for assessing major risk exposures and the policies management has implemented to monitor and control such exposures, including the Company's financial risk exposures, including financial statement risk and such other risk exposures as may be delegated by the Board to the Committee for oversight, and the Company's risk management policies

➢

Reviews the integrity of the Company's financial statements

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Reviews the qualifications, independence and performance of the Company's registered public accountants

➢

Reviews the qualifications and performance of the Company's internal audit function

Corporate Governance Committee

➢

Addresses governance of the Company, including its director compensation structure, that is in full compliance with law, reflects good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company

➢

Identifies board members of the highest possible caliber to provide insightful, intelligent, and effective guidance to management

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Reviews plans for management succession

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Reviews periodically and makes such recommendations regarding the Company's risks as may be delegated to the Committee by the Board

Management Development and Compensation Committee

➢

Oversees the performance of an annual risk assessment of the Company's compensation policies and practices

➢

Reviews periodically and makes recommendations regarding the Company's risks as may be delegated to the Committee by the Board

Health, Safety, Security and Environmental Committee

➢

Provides input and direction to management and the Board about the Company's approach to ESG issues and HSSE policies, programs and initiatives, and reviews the Company's activities in those areas

➢

Reviews the overall adequacy of, and provides oversight with respect to, HSSE policies, programs, procedures and initiatives of the Company

➢

Reviews periodically and makes recommendations regarding the Company's risks as may be delegated to the Committee by the Board

Management

  ➢
  Certain executive officers and other members of management who oversee day-to-day risk management meet periodically throughout the year to review, prioritize and address the Company's major risk exposures and consider new or emerging risks, the results of which are reported to the Board on a regular basis.

Equitrans Midstream Corporation - 2020 Proxy Statement     13

Director Nominations

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board for approval the requisite skills and characteristics to be found in individuals who will serve as members of the Board. The Committee strives to ensure that the Board consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the Board for approval the slate of directors to be recommended for nomination for election at our annual meeting of shareholders.

When assessing new director candidates for nomination, regardless of who recommends the candidate for consideration, the Corporate Governance Committee will consider the background, diversity, personal characteristics and business experience of the candidate against the ideal attributes identified below. Candidates generally possessing these attributes are further evaluated against of the current needs of the Company to determine the appropriate fit in light of overall Board composition. The Corporate Governance Committee reviews the attributes from time to time and recommends revisions for approval by the Board as the Corporate Governance Committee considers appropriate.

The Board initiated a search for one or more new directors in the fourth quarter of 2019. While a third-party search firm was hired to identify potential director candidates, non-management members of the Board identified Mses. Barpoulis and Collawn and Mr. Leland as potential candidates and after, among other things, a thorough vetting process, interviews with our entire Board and recommendations by the Corporate Governance Committee, the Board appointed Mses. Barpoulis and Collawn and Mr. Leland to the Board effective February 1, 2020, April 1, 2020 and January 30, 2020, respectively, with a term expiring at the 2020 annual meeting of shareholders. With the appointment of the three new directors, the Company has expanded its Board size to nine directors, eight of whom are independent and four of whom are female.

Individual Attributes

Character | **Leadership** | **Experience** | **Network** | **Commitment**

Our ideal candidates…

- ✓ Possess integrity, competence, insight, creativity, and dedication
- ✓ Are able to work in a collegial manner, while constructively engaging board members to enhance decision making
- ✓ Have experience as a board member or as a senior executive of a public company or a significant private entity
- ✓ Possess broad business experience
- ✓ Have a strong network of business and industry contacts
- ✓ Have ability to exercise seasoned business judgment on significant issues facing the Company
- ✓ Have experience in the Company's industry or experience relevant to the Company's needs
- ✓ Are willing to spend the time and effort required to learn critical aspects of the operations of the Company and to function effectively as a director
- ✓ Have no conflict of interest
- ✓ Meet the applicable standards of independence and other regulatory qualifications
- ✓ Possess attributes deemed to be appropriate given the then current needs of the Board

Board Composition

Diverse | **Experienced** | **Effective**

Our Board as a whole…

- ✓ Benefits from diversity of background, perspective, business experience, and skills
- ✓ Includes diversity of ethnicity, gender, and age

14    Equitrans Midstream Corporation - 2020 Proxy Statement

As indicated in the Corporate Governance Committee's charter, the Corporate Governance Committee will consider, in its normal course, submissions from shareholders in making its recommendations for director nominees. Any shareholder desiring to recommend an individual to serve as a director of the Company should submit the information listed below to the Corporate Governance Committee Chair, care of the Corporate Secretary. The Corporate Governance Committee will consider recommendations received no earlier than the close of business on January 20, 2021, and no later than the close of business on February 19, 2021.

A submitting shareholder must provide the following:

  ➢
  The information required by Sections 1.09 and 1.10 of the Company's bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person's timely written notice; (ii) the nominee's written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary; and (iv) the nominee's executed irrevocable conditional resignation letter.

  ➢
  Updates and supplements to any information previously submitted to the Corporate Secretary.

  ➢
  In addition, the Company may require the shareholder to provide such further information as the Company may reasonably request.

Please see "Corporate Secretary Contact Information" under the caption "Additional Information" on page 56.

Contacting the Board

Interested parties may communicate directly with the Lead Independent Director (and with independent directors, individually or as a group, through the Lead Independent Director) by sending an email to ETRNPresidingDirector@equitransmidstream.com. You may also write to the Lead Independent Director, the entire Board, any Board Committee, or any individual director by addressing such communication to the applicable director or directors, care of the Corporate Secretary, at Equitrans Midstream Corporation, 2200 Energy Drive, Canonsburg, Pennsylvania 15317. The Corporate Secretary will open the communication and promptly deliver it to the Lead Independent Director or the named director, unless the communication is junk mail or a mass mailing.

Equitrans Midstream Corporation - 2020 Proxy Statement     15

Governance Principles

The Company maintains a corporate governance page on its website that includes key information about its corporate governance practices, including its corporate governance guidelines, code of business conduct and ethics, and charters for each Committee of the Board. The corporate governance page can be found at www.equitransmidstream.com, by clicking on the "Investors" link on the main page and then on the "Governance" link. The Company will provide copies of its corporate governance guidelines, code of business conduct and ethics, and any of the Board Committee charters upon request by a shareholder to the Corporate Secretary. See "Corporate Secretary Contact Information" under the caption "Additional Information."

The Board is committed to strong corporate governance practices. Through the Corporate Governance Committee, the Board monitors its corporate governance policies and practices against evolving best practices. Below are highlights of some of our corporate governance policies and practices.

Corporate Governance Highlights

➢
The Board has adopted corporate governance guidelines

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Our directors are elected annually for a term of one year

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We have a Lead Independent Director with defined duties

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Eight of the nine members of the Board are independent of the Company and its management and four of the nine members of the Board are female

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The Board's independent/non-management directors meet regularly in executive session, and the Lead Independent Director presides over and sets the agenda for sessions of the independent/non-management directors

➢
All members of each of the Audit, Compensation, and Corporate Governance Committees are independent of the Company and its management

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Each of the Audit, Compensation, and Corporate Governance Committees has a charter that meets applicable legal requirements and reflects good corporate governance

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The Health, Safety, Security and Environmental Committee has a charter that reflects good corporate governance

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The Board and each Board Committee engage in annual self-assessments

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The Company's directors are encouraged to participate in educational programs relating to corporate governance and business-related issues, and the Company provides funding for such activities

➢
The Company has a code of business conduct and ethics applicable to all employees and directors of the Company

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Our bylaws require that any nominee for election to the Board who does not receive a majority of the votes cast in favor of that director's election to the Board in an uncontested election must tender his or her resignation to the Board

➢
The Company has robust stock ownership requirements for executive management and the members of the Board

➢
A director may not be nominated for re-election to our Board after the director has 12 years of service on our Board or reaches the age of 76

➢
Our bylaws provide that shareholders meeting certain requirements may submit candidates for director to be included in our proxy statement

➢
The Compensation Committee has adopted a clawback policy, applicable to current and former executive officers of the Company

16    Equitrans Midstream Corporation - 2020 Proxy Statement

Shareholder Engagement

We value feedback from our shareholders and are committed to engaging in an active dialogue with our shareholders year-round. During our first year as an independent publicly traded company, our management team spent a significant amount of time meeting and speaking to our shareholders. We welcome feedback from our shareholders and strive to maintain the best governance, compensation, and oversight practices.

Independence and Related Person Transactions
Director Independence

The NYSE listing standards and our governance documents require a majority of our directors and each member of our Audit, Compensation, and Corporate Governance Committees to be independent. For a director to be considered independent, the Board must annually determine that he or she has no material relationship with the Company except as a director. To assist it in determining director independence, the Board established guidelines that meet or exceed the independence requirements under the NYSE listing standards, and which are included in our corporate governance guidelines found on the Company's website at www.equitransmidstream.com.

The Board considers all relevant facts and circumstances in making an independence determination. Any relationship involving a Company director that complies with the independence standards included in our corporate governance guidelines and is not otherwise a related person transaction under the Company's related person transaction approval policy (the related person transaction policy) is deemed to be an immaterial relationship not requiring consideration by the Board in assessing independence. In the first quarter of 2020, our Board, in coordination with our Corporate Governance Committee, made an independence determination for each of our directors and director nominees and affirmatively determined that all of our directors and director nominees are independent, other than Mr. Karam.

Director ownership of Company stock is encouraged and is not in itself a basis for determining that a director is not independent, provided that such ownership may preclude participation on the Audit Committee if its magnitude is sufficient to make the director an affiliated person of the Company as described in the Audit Committee charter. See "Equity-Based Compensation" under the caption "Directors' Compensation" below for a description of the stock ownership guidelines for directors.

Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a related person transaction policy. Under the policy, it is the responsibility of the Corporate Governance Committee to review Related Person Transactions (as defined below) not otherwise approved by the Board. Company management, with the assistance of the Company's legal department, is responsible for determining whether a transaction between the Company and a Related Person (as defined below) constitutes a Related Person Transaction. This determination is based on a review of the facts and circumstances regarding the transaction, including information provided in annual director and executive officer questionnaires. If it is determined that a transaction is a Related Person Transaction that has not been approved by the Board, the material facts regarding the transaction are reported to the Corporate Governance Committee for its review. The Corporate Governance Committee then determines whether to approve, ratify, revise, reject, or take other action with respect to the Related Person Transaction.

Under the related person transaction policy, a Related Person Transaction is generally a transaction in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest in the transaction. A Related Person is generally any person who is a director or executive officer of the Company, any nominee for director, any shareholder known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and any immediate family member (as defined by the SEC) of any of the foregoing persons.

Equitrans Midstream Corporation - 2020 Proxy Statement     17

Under the policy, the following transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance Committee for individual approval:

  ➢
  transactions involving employment of an executive officer by the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation paid to the executive officer was approved by the Compensation Committee;

  ➢
  transactions involving compensation and benefits paid to a director for service as a director of the Company;

  ➢
  transactions on competitive business terms with another company in which the only relationship of a director or immediate family member of a director is as (i) an employee or executive officer, (ii) a director, or (iii) a beneficial owner of less than 10% of that company's shares, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the other company's consolidated gross revenue;

  ➢
  transactions where the interest of the Related Person arises solely from the ownership of a class of equity securities of the Company, and all holders of that class of equity securities receive the same benefit on a pro-rata basis (e.g., payment of dividends);

  ➢
  transactions where the rates or charges involved are determined by competitive bids;

  ➢
  transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation;

  ➢
  transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

  ➢
  charitable contributions, grants or endowments by the Company or the Company's charitable foundation to a charitable or non-profit organization, foundation or university in which a Related Person's only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient's consolidated gross revenue.

The related person transaction policy does not limit or affect the application of the Company's code of business conduct and ethics and related policies, which require directors and executive officers to avoid engaging in any activity or relationship that may interfere, or have the appearance of interfering, with the performance of the directors' or executive officers' duties to the Company. Such policies require all directors and executive officers to report and fully disclose the nature of any proposed conduct or transaction that involves, or could involve, a conflict of interest and to obtain approval before any action is undertaken.

Related Person Transactions with Directors and Executive Officers

No reportable transactions between the Company and any of its directors or executive officers occurred during 2019, and there are no such proposed transactions.

Related Person Transactions with EQT and EQM

A discussion of related person transactions with EQT and EQM is attached on Appendix A to this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of Equitrans Midstream at any time. During 2019, no Equitrans Midstream executive officer served as a member of the compensation committee or on the board of directors of any company at which a member of Equitrans Midstream's Compensation Committee or Board of Directors served as an executive officer.

18    Equitrans Midstream Corporation - 2020 Proxy Statement

DIRECTORS' COMPENSATION

The Corporate Governance Committee reviews and the Board approves director compensation on an annual basis. No compensation is paid to employee directors for their service as directors. The Corporate Governance Committee engaged Mercer to review director compensation. Mercer performed a review of the compensation paid to our non-employee directors relative to a group of peer companies identified by Mercer and approved by the Corporate Governance Committee. In light of the non-employee directors' roles and responsibilities and after considering director compensation at relevant peer group companies, Mercer recommended the following non-employee director cash and equity-based compensation, which was approved by our Board for the 2019 and 2020 calendar years.

Compensation Feature	2019	2020
Annual cash retainer — Board member	$100,000	$100,000

Annual cash retainer — Committee Chair	Audit: $20,000 Compensation: $20,000 All other Committees: $15,000	$20,000 $20,000 $15,000

Annual cash retainer — Committee member (excluding the Chair)	Audit: $7,500 Corporate Governance, Compensation, HSSE: None	$7,500 None

Annual retainer — Chairman of the Board and Lead Independent Director	Chairman: $25,000 Lead Independent Director: $25,000	$0 $25,000

Deferred stock units	Value equal to $150,000	Value equal to $150,000

Equity-Based Compensation

The Company grants to each non-employee director, on an annual basis, stock units under the ETRN LTIP, the payouts of which are deferred under Equitrans Midstream's Directors' Deferred Compensation Plan (the Director Plan). Each deferred stock unit vests upon award and will be payable upon termination of service as a director of Equitrans Midstream. Each deferred stock unit is equal in value to one share of Equitrans Midstream common stock and does not have voting rights. The deferred stock unit awards are automatically deferred into the Director Plan, and dividends thereon are credited quarterly in the form of additional deferred stock units.

Newly elected non-employee directors of Equitrans Midstream are generally expected to receive an equity grant upon joining the Board equal to the pro-rata amount of the then applicable annual grant. Accordingly, Mses. Barpoulis and Collawn and Mr. Leland received pro-rated grants of 14,200, 8,440, and 13,970 deferred stock units, respectively, when they joined the Board on February 1, 2020, April 1, 2020, and January 30, 2020, respectively.

Deferred Compensation

The Company maintains the Director Plan. Under the Director Plan, in addition to the automatic deferral of deferred stock unit awards, non-employee directors are permitted to elect to defer up to 100% of their retainers and any fees into the Director Plan and receive an investment return on the deferred funds as if the funds were invested in Company common stock or permitted mutual funds. Prior to the deferral, plan participants are required to irrevocably elect to receive the deferred funds either in a lump sum or in equal annual installments. Deferred funds for which directors have elected to receive an investment return as if the funds were invested in Company common stock will be distributed in shares of Company common stock. Distributions will be made or, if applicable, commence following termination of service as a director. The directors' deferred compensation accounts are unsecured obligations of the Company. Messrs. Szydlowski and Porges, the Chairman of our Board through December 31, 2019, deferred fees under the Director Plan during 2019.

Equitrans Midstream Corporation - 2020 Proxy Statement     19

Stock Ownership Guidelines

The non-employee directors are subject to stock ownership guidelines which require them to hold shares (or share equivalents, including deferred stock units) with a value equal to five times the annual cash retainer. Under the guidelines, directors have up to five years from joining the Board to acquire a sufficient number of shares (or share equivalents, including deferred stock units) to meet the stock ownership guidelines. Each of the Company's non-employee directors satisfies the stock ownership guidelines or is within the five-year grace period.

Other
  ➢
  All directors are eligible to participate in the Matching Gifts Program of the Equitrans Midstream Foundation on the same terms as Company employees. Under this program, the Equitrans Midstream Foundation will match gifts of at least $100 made by a director to eligible charities, up to an aggregate total of $50,000 per director in any calendar year.

  ➢
  The Company reimburses directors for their travel and related expenses in connection with attending Board and Committee meetings and related activities. The Company also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for the Company.

2019 Directors' Compensation Table

The table below shows the total 2019 compensation of the Company's non-employee directors.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Ms. Bailey	114,559	150,150	92,603	357,312

Mr. Burke	119,539	150,150	220,684	490,373

Ms. Dorman	127,011	150,150	54,247	331,408

Mr. Porges	113,179	150,150	76,481	339,810

Mr. Szydlowski	115,000	150,150	66,795	331,945

Mr. Vagt	131,992	150,150	82,055	364,197

(1)
Mses. Barpoulis and Collawn and Mr. Leland joined the board in February 2020, April 2020, and January 2020, respectively.

(2)
Includes annual cash retainers, meeting fees and committee chair fees, some of which have been deferred at the election of the director.

(3)
This column reflects the aggregate grant date fair values determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for the deferred stock units awarded to each director during 2019. On January 1, 2019, the Company granted 7,500 deferred stock units with a grant date fair value of $150,150 to each non-employee director serving at that time. The grant date fair value is computed as the number of deferred stock units awarded on the grant date multiplied by the closing stock price of the Company's common stock on December 31, 2018, the business day prior to the grant date, of $20.02.

(4)
This column reflects (i) accrued dividends on Company deferred stock units; (ii) annual premiums paid for life insurance and travel accident insurance policies ($48.46 per director other than Mr. Burke and $24.23 for Mr. Burke); (iii) the following matching gifts made to qualifying organizations under the Equitrans Midstream Foundation's Matching Gifts Program: Ms. Bailey — $11,500; Mr. Porges — $50,000; Mr. Szydlowski — $34,740; and Mr. Vagt — $50,000; and (iv) with respect to Mr. Burke, compensation for his services as a director of EQM's general partner ($166,461, which includes fees of $69,731, accrued distributions on phantom units of $11,502, annual premiums paid for life insurance and travel accident insurance policies of $24.23 and a grant of an equity award valued at $85,203).

20    Equitrans Midstream Corporation - 2020 Proxy Statement

EQUITY OWNERSHIP

Stock Ownership of Significant Shareholders

The following shareholders reported to the SEC that they owned more than 5% of the Company's outstanding common stock as of December 31, 2019:

Name and Address	Shares Beneficially Owned		Percent of Common Stock Outstanding
EQT Corporation 625 Liberty Avenue, Suite 1700 Pittsburgh, PA 15222	50,599,503	(1)	19.9%

Capital International Investors 11100 Santa Monica Blvd, 16th Floor Los Angeles, CA 90025	31,207,042	(2)	12.3%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	19,984,036	(3)	7.8%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	19,282,874	(4)	7.6%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	16,026,282	(5)	6.2%

(1)
Information based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2020 reporting that EQT had sole dispositive power over 50,599,503 shares. In connection with the Separation, EQT and the Company entered into a Shareholder and Registration Rights Agreement, pursuant to which EQT granted to the Company a proxy to vote the shares of Company common stock owned by EQT immediately after the Separation in proportion to the votes cast by the Company's other shareholders. As a result, EQT does not exercise voting power over any of the shares of Company common stock that it beneficially owns. On March 5, 2020, the Company repurchased and retired 25,299,752 shares of Company common stock held by EQT, after which EQT had sole dispositive power over 25,299,751 shares of Company common stock.
(2)
Information based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2020 reporting that Capital International Investors has sole voting power over 29,934,534 shares and sole dispositive power over 31,207,042 shares.
(3)
Information based on Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2020 reporting that The Vanguard Group has sole voting power over 115,778 shares, sole dispositive power over 19,856,494 shares, shared voting power over 43,607 shares, and shared dispositive power over 127,542 shares.
(4)
Information based on Amendment No. 1 to Schedule 13G filed with the SEC on February 5, 2020, reporting that BlackRock, Inc. has sole voting power over 18,201,866 shares, and sole dispositive power over 19,282,874 shares.
(5)
Information based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2020, reporting that T. Rowe Price Associates, Inc. has sole voting power over 6,038,268 shares, and sole dispositive power over 15,999,638 shares.

Equitrans Midstream Corporation - 2020 Proxy Statement     21

Equity Ownership of Directors and Executive Officers

The tables below provide the number of shares of Company common stock and EQM common units beneficially owned by the Company's directors and named executive officers and all directors and executive officers of the Company as a group as of March 12, 2020, determined under SEC rules, which include Company shares and EQM common units they had the right to acquire within 60 days after March 12, 2020. At the close of business on March 12, 2020, Equitrans Midstream had 229,689,721 shares of common stock outstanding and EQM had 200,457,630 common units outstanding. Under SEC rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security. Except as indicated by footnote, the persons named below have sole voting and investment power with respect to all Company common stock and EQM common units beneficially owned by them, subject to community property laws where applicable. None of the shares of Company common stock or the EQM common units are subject to a pledge.

Equitrans Midstream Common Stock

Name	Common Stock (1)	Percent of Class (2)
Non-Employee Directors:

Vicky A. Bailey	44,310	*

Sarah M. Barpoulis	14,862	*

Kenneth M. Burke	69,025	*

Patricia K. Collawn(3)	—	*

Margaret K. Dorman	64,310	*

D. Mark Leland(4)	14,748	*

Norman J. Szydlowski	44,486	*

Robert F. Vagt	51,596	*

Executive Officers:

Thomas F. Karam	681,599	*

Diana M. Charletta(5)	90,084	*

Stephen M. Moore	18,640	*

Kirk R. Oliver(6)	34,634	*

Brian P. Pietrandrea	2,688	*

Robert C. Williams(7)	10,770	*

Directors and executive officers as a group: (14 individuals)	1,141,752	*

*
Indicates ownership or aggregate voting percentage of less than 1%.

(1)
This column reflects shares held of record and shares owned through a bank, broker or other nominee, including shares owned through the Company's 401(k) plan. For the directors, this column includes deferred stock units, including accrued dividends, to be settled in Company common stock, and over which the directors have no voting or investment power prior to settlement, in the following amounts: Ms. Bailey — 44,310 units; Ms. Barpoulis — 14,862 units; Mr. Burke — 44,310 units; Ms. Dorman — 44,310 units; Mr. Karam — 3,604 units; Mr. Leland — 14,621 units; Mr. Szydlowski — 32,452 units; and Mr. Vagt — 32,452 units. For Mr. Szydlowski this column also includes 12,034 deferred stock units, including accrued dividends, that will be settled in common stock in connection with the deferral of director fees, over which Mr. Szydlowski has sole investment but no voting power prior to settlement.
(2)
This column reflects for each of the named executive officers and directors, as well as all executive officers and directors as a group, the total Company shares beneficially owned as a percentage of the sum of the Company's outstanding shares at March 12, 2020, all options exercisable by the executive officer and director group within 60 days of March 12, 2020, and all deferred stock units that will be settled in Company common stock upon termination of the directors' service.

22    Equitrans Midstream Corporation - 2020 Proxy Statement

(3)
Ms. Collawn joined the Board on April 1, 2020.
(4)
Shares beneficially owned include 127 shares owned by Energy Income Partners, of which Mr. Leland has sole voting and shared investment power.
(5)
Shares beneficially owned include 8,229 shares owned by Ms. Charletta's husband, of which 69 shares are held in his 401(k) plan account.
(6)
Shares beneficially owned include 18,650 shares that are held in a trust of which Mr. Oliver is a co-trustee and in which he shares voting and investment power.
(7)
Mr. Williams' employment terminated in March 2019. Information regarding Company shares beneficially owned by Mr. Williams is based on information provided by Mr. Williams as of December 5, 2019.

EQM Common Units

Name	Common Units Beneficially Owned (1)(2)	Percentage of Common Units Beneficially Owned
Non-Employee Directors:

Vicky A. Bailey	1,000	*

Sarah M. Barpoulis	—	*

Kenneth M. Burke	6,239	*

Patricia K. Collawn	—	*

Margaret K. Dorman	11,000	*

D. Mark Leland	23,056	*

Norman J. Szydlowski	—	*

Robert F. Vagt	2,961	*

Executive Officers:

Thomas F. Karam	—	*

Diana M. Charletta(3)	3,246	*

Stephen M. Moore	—	*

Kirk R. Oliver	—	*

Brian P. Pietrandrea(4)	1,178	*

Robert C. Williams(5)	—	*

Directors and executive officers as a
group:(14 individuals)	48,680	*

*
Indicates ownership or aggregate voting percentage of less than 1%.

(1)
This column reflects common units held of record and units owned through a broker, bank or other nominee.
(2)
For Mr. Burke, this column includes 6,239 phantom units, including accrued distributions, to be settled in EQM common units.
(3)
Common units beneficially owned include 1,000 common units held by Ms. Charletta's husband, over which Ms. Charletta has shared voting and investment power.
(4)
Common units beneficially owned include 152 common units over which Mr. Pietrandea shares voting and investment power.
(5)
Mr. Williams' employment terminated in March 2019. Information regarding common units beneficially owned by Mr. Williams is based on information provided by Mr. Williams as of December 5, 2019.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), requires our directors, executive officers, and anyone holding 10% or more of a registered class of our equity securities (reporting persons) to file reports with the SEC showing their holdings of, and transactions in, these securities. Based solely on a review of copies of such reports, and written representations from each reporting person that no other reports are required, we believe that for 2019 all reporting persons filed the required reports on a timely basis under Section 16(a), except that, due to an administrative error at the Company, on January 6, 2020, Ms. Charletta filed a late Form 4 amendment related to the vesting of a former EQT award that converted into an ETRN award in connection with the Separation held by her husband, which was settled in cash.

Equitrans Midstream Corporation - 2020 Proxy Statement     23

EXECUTIVE COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (CD&A) describes the objectives, principles and components of the material elements of our compensation program for our named executive officers (NEOs).

Our 2019 Named Executive Officers

As of December 31, 2019, our NEOs were:

    ➢
    Thomas F. Karam, Chairman and Chief Executive Officer

    ➢
    Kirk R. Oliver, Senior Vice President and Chief Financial Officer

    ➢
    Diana M. Charletta, President and Chief Operating Officer

    ➢
    Stephen M. Moore, Senior Vice President and General Counsel

    ➢
    Brian P. Pietrandrea, Vice President and Chief Accounting Officer

Our NEOs have significant experience in the energy industry and possess the necessary skills and business acumen to better position and grow our business as an independent midstream company.

This CD&A and the executive compensation tables in this proxy statement also include Robert C. Williams, former Vice President and General Counsel of the Company, who is required to be included as an NEO under the SEC rules. Mr. Williams was not employed by the Company at December 31, 2019. We discuss certain aspects of his 2019 compensation in this CD&A and describe compensation received upon his departure from the Company in the section titled "Potential Payments Upon Termination or Change of Control".

This CD&A is divided into the following sections:

24    Equitrans Midstream Corporation - 2020 Proxy Statement

Executive Summary

COMPENSATION PHILOSOPHY AND OVERVIEW

➢

2019 marked our first full year as a separate publicly-traded company.

➢

The Management Development and Compensation Committee (and for purposes of this CD&A, the Committee) functions independently from management in determining and overseeing compensation programs and practices.

➢

The Committee adopted a compensation philosophy and developed new programs and practices which differed materially from the pre-Separation compensation structure.

➢

The compensation program includes three key elements (base salary, annual incentives and long-term incentives) and seeks to align total direct compensation (TDC) for our NEO positions using market comparables and other relevant information.

➢

The program is designed to pay for performance and is weighted towards variable pay which requires the Company to achieve well-defined performance metrics in order for NEOs to realize annual and performance-based long-term incentives.

➢

Retirement and other benefit programs are the same for all employees and executive perquisites are limited.

➢

The program delivers transparency and fairness to shareholders, employees and other stakeholders while encouraging sound business strategy and execution that leads to long-term shareholder value.

COMPANY HIGHLIGHTS IN 2019

➢

Completed significant work to stand-up the company as a separate public entity.

➢

Made substantial progress in completing the 303-mile Mountain Valley Pipeline in spite of numerous legal and regulatory challenges.

➢

Delivered on the Company's plan to simplify its legal structure by acquiring all of the publicly held EQGP common units and eliminating EQM's incentive distribution rights.

➢

Completed the acquisition by EQM of a 60 percent interest in Eureka Midstream and successfully integrated the Eureka Midstream business.

➢

Achieved 57 percent improvement in our Incidents with Serious Potential Rate and a 35 percent reduction in the Total Recordable Injury Rate from 2018.

➢

Delivered 78 percent reduction in our Controllable Erosion and Sediment Rate from 2018.

➢

Achieved record gathered volumes of 7.8 TBtu/day during 2019, a 21 percent increase from 2018.

HOW DID WE PAY OUR NEOS IN 2019?

➢

2019 base salaries were established by the Committee to provide competitive salaries versus designated peer group positions while enabling retention of high performing executives. Certain NEOs were promoted during 2019 and were awarded base salary increases.

➢

2019 annual cash incentives earned under the 2019 plan year for the Short-Term Incentive Plan (STIP) were based on achievement of three performance metrics: Company EBITDA (50 percent), controllable costs (25 percent) and health, safety and environmental (HSE) metrics (25 percent). The Company achieved 2019 STIP payouts of 154 percent of target which were paid in early 2020.

➢

2019 long-term incentive target awards (LTIP) were granted using a mix of performance-based restricted stock units (PRSUs) with a three-year performance period and time-based restricted stock awards (RSAs), which cliff vest after three years. NEOs earn from zero to 200 percent of the target PRSUs units awarded based on the relative total shareholder return (TSR) of the Company versus our TSR Peer Group (defined below) (80 percent) and the cumulative TSR per share amount versus an established target (20 percent). Following the Separation, the PRSUs were granted for the first time in 2019, linked to the Company's performance for the three-year period ending on December 31, 2021. Thus, no payouts have been earned under the program.

Equitrans Midstream Corporation - 2020 Proxy Statement     25

This CD&A, the "Narrative Disclosure to Summary Compensation Table" and "2019 Grants of Plan-Based Awards Table" contain references to 2019 Company EBITDA, a financial measure that has not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), which is also referred to as a non-GAAP supplemental financial measure. Attached as Appendix B is a reconciliation of 2019 Company EBITDA to 2019 Company net income (loss), the most directly comparable GAAP financial measure, as well as other important disclosures regarding non-GAAP financial measures.

Compensation Philosophy and Practices

The first step by the Committee in the design of the 2019 compensation structure was to adopt the following guidelines as the foundation for the program:

    ➢
    The program should aid in the recruitment and retention of management and key personnel.

    ➢
    The program should encourage sound business strategy and execution that leads to long-term shareholder value.

    ➢
    The program should establish key elements of compensation (base salary, annual short-term incentive and long-term incentive targets) that are competitive with the compensation levels in the Company's Compensation Peer Group (defined below).

    ➢
    The program should ensure all short-term incentives and the majority of long-term incentives are performance-driven based on Company-wide, well-defined metrics and should avoid individual metrics or subjective judgments in determining payments.

    ➢
    The program should limit executive perquisites to basic programs that are minimal in amount and number and are consistent with market practices.

    ➢
    The program should encourage a culture of integrity, safety and collaboration and seek to emphasize favorable Environment, Social and Governance behavior.

    ➢
    The program should be transparent and fair to shareholders, stakeholders and employees.

    ➢
    The Committee should receive periodic feedback from management to assess the program's effectiveness in supporting the Company's business objectives.

26    Equitrans Midstream Corporation - 2020 Proxy Statement

In addition to what we do and do not do, we have implemented the following compensation policies to provide accountability to our Company and our shareholders:

Equitrans Midstream Corporation - 2020 Proxy Statement     27

How We Determine Executive Compensation
Compensation Program is Based on Three Key Elements of Compensation

The Company's compensation program is based on three key elements of compensation:

    ➢
    base salary

    ➢
    annual short-term incentives (STIP)

    ➢
    long-term incentives (LTIP)

Each element is determined with a view of offering competitive TDC versus similar peer group positions while also providing compensation levels that aid in the retention of high performing executives. The following table describes each element and outlines the Committee's objectives in using each element of compensation.

Compensation Element	Description	Objectives
Base Salary	Fixed compensation that is reviewed annually and is based on performance, experience, responsibilities, skillset and market value.	➢ Provide a base level of compensation that corresponds to position and responsibilities. ➢ Attract, retain, reward and motivate qualified and experienced executives.

Annual Incentive Program (STIP)	"At-risk" compensation measured against clearly-defined annual financial and operational goals, including Company EBITDA, HSE metrics & Controllable Costs.	➢ Incentivize our NEOs to achieve near-term goals that ultimately contribute to long-term Company growth and shareholder returns.

Long-Term Incentive Program (LTIP)	Mix of "at-risk" and long-term fixed target compensation consisting of PRSUs and time-based RSAs.

PRSUs earned at zero to 200 percent of target units based on three-year TSR vs. an established performance peer group (80%) and, to a lesser extent, three-year cumulative TSR per share versus a pre-established target amount (20%).

RSAs subject to three-year cliff vesting.

➢

Align executives' interests with those of Company shareholders.

➢

Promote stability among leadership via incentives to remain with the Company long-term.

➢

Incentivize executives to achieve goals that drive Company performance over the long-term.

➢

Pay-for-performance structure that results in no payout for PRSUs in the event of poor relative performance versus peers and inability to reach cumulative TSR per share amounts.

The majority of our NEO compensation is performance-based and is issued in the form of both short- and long-term incentives. Individuals in a position to influence the growth of shareholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. The target mix of the

28    Equitrans Midstream Corporation - 2020 Proxy Statement

compensation program elements for the CEO and other NEOs is shown below. The charts outline the size, in percentage terms, of each element of target compensation.

Determination of Target Total Direct Compensation (TDC)

For 2019, the Committee established the target TDC for NEOs by establishing base salaries and setting annual and long-term incentive targets which were then recommended to, and approved by, the Board.

When establishing target TDC for each NEO, the Committee considered:

    ➢
    the compensation philosophy and practices articulated above;

    ➢
    the market median target compensation elements of the Company's Compensation Peer Group as developed by the Committee in consultation with its independent compensation consultant;

    ➢
    the scope of the executive's responsibility, internal pay equity, succession planning, and industry-specific technical skills and abilities that may be difficult to replace;

    ➢
    the Chief Executive Officer's compensation recommendations (with respect to NEOs other than the CEO); and

    ➢
    input from the other independent directors of the Board.

In considering the amount and type of each component of compensation, the Committee considers the effect of each element on all other elements as well as the allocation of target TDC between fixed and at-risk pay as well as cash and equity. The Committee is committed to providing a significant portion of each NEO's compensation in performance-based awards.

As noted above, one of the several factors the Committee considers in determining TDC is the relationship of such TDC with a group of peer companies selected by the Committee in consultation with its independent compensation consultant. The Compensation Peer Group is comprised of nine companies that are generally similar to the Company with respect to business activity and of a similar size as measured by market capitalization, total assets and EBITDA. The 2019 Compensation Peer Group consisted of the following companies:

➢ Buckeye Partners LP	➢ Magellan Midstream Partners LP
➢ Crestwood Equity Partners LP	➢ ONEOK Inc.
➢ DCP Midstream LP	➢ Targa Resources Corp.
➢ Enable Midstream Partners LP	➢ Western Gas Partners LP
➢ EnLink Midstream Partners LP
Determination of Final Total Compensation for Performance-Based Elements

Throughout the year, the Committee reviews performance against the established STIP and LTIP program matrices. Once the fiscal year has ended, the Committee determines achievement of the performance goals for the STIP and, after the completion of the performance period, the applicable LTIP awards and determines the actual amount to be paid under the STIP and each PRSU award, as applicable.

Equitrans Midstream Corporation - 2020 Proxy Statement     29

Role of Independent Compensation Consultant

The Committee has the sole authority to hire, terminate and approve fees for compensation consultants, outside legal counsel and other advisors as it deems to be necessary to assist in the fulfillment of its responsibilities. The Committee retained the services of Mercer as its independent compensation consultant to aid the Committee in performing its duties and designing the compensation philosophy and structure for the Company. Representatives of Mercer provided the Committee with market data and counsel regarding executive officer compensation programs and practices, including specifically:

    ➢
    competitive benchmarking;

    ➢
    peer group identification and assessment;

    ➢
    advice and market insight as to the form of and performance measures for annual and long-term incentives;

    ➢
    marketplace compensation trends in the Company's industry and generally; and

    ➢
    a risk assessment of the Company's compensation programs.

Representatives of Mercer do not make recommendations on, or approve, the amount of compensation for any executive officer. The Committee has affirmatively determined that no conflict of interest has arisen in connection with the work of Mercer as compensation consultant for the Committee.

Shareholder Engagement and Say on Pay Results

Shareholders holding over 90 percent of our outstanding shares voted at our 2019 annual shareholders' meeting to approve our Say on Pay proposal regarding our NEOs' 2018 compensation. We recognize that the 2019 Say on Pay results represent a brief snapshot of our compensation arrangements following the Separation and believe the implementation of new compensation programs and practices specifically designed to our Company's needs as a stand-alone midstream business was in our shareholders' best interests.

2019 Compensation Program Elements

The following discussion outlines the targeted 2019 executive compensation program and what we actually paid our NEOs (other than Mr. Williams for 2019 performance). A description of Mr. Williams' 2019 compensation is addressed separately in this CD&A as he was not employed by the Company throughout the entirety of 2019.

2019 Base Salaries

Our Board, upon the recommendation of our Committee, approved the base salaries set forth below for each of our NEOs for 2019:

Name	Title	Base Salary
Thomas F. Karam	Chairman and Chief Executive Officer	$675,000

Kirk R. Oliver	Senior Vice President and Chief Financial Officer	$500,000

Diana M. Charletta	President and Chief Operating Officer	$450,000*

Stephen M. Moore	Senior Vice President and General Counsel	$375,000

Brian P. Pietrandrea	Vice President and Chief Accounting Officer	$224,000*

*
Our Board increased Ms. Charletta's annual base salary from $400,000 to $450,000 in July 2019 to reflect her additional responsibilities upon taking on the role as our President in addition to continuing as our Chief Operating Officer. Likewise, our Board increased Mr. Pietrandrea's annual base salary from $205,000 to $224,000 in August 2019 to reflect his additional responsibilities upon taking on the role as our Vice President and Chief Accounting Officer.

30    Equitrans Midstream Corporation - 2020 Proxy Statement

2019 Annual Incentives (STIP)

Our STIP focuses our NEOs' attention on achieving key near-term goals that drive long-term performance for our Company. In 2019, our STIP's performance goals and results were as shown:

STIP Metrics

In designing the STIP for 2019, our Committee determined that Company EBITDA, Controllable Costs and HSE performance metrics were key drivers to the successful execution of our business.

Metric	What it Measures	What it Does
Company EBITDA	• Key business indicator used by management and our investors to evaluate overall performance.	✓ Rewards our NEOs based on our annual financial results.

Controllable Costs	• Evaluates how well we manage our costs.	✓ Focuses attention on expenses that can erode earnings and drives overall culture of cost control.

Health, Safety and Environmental	• Determines performance against stringent safety and environmental goals.	✓ Promotes a culture where safety and environment is embedded into all aspects of our decision-making.

2019 STIP Performance

Category	Metric	Weight	Threshold (50%)	Target (100%)	Maximum (200%)	2019 Results		2019 Payout
Financial	EBITDA	50%	$1,175	$1,263	$1,351	$1,271	(1)	109%

($ in millions)	Controllable Costs	25%	$364	$340	$316	$262	(2)	200%

	ISP	10%	1.91	1.56	1.22	0.81

HSE(3)	Adj. ISP	5%	If Actual Rate '0' — Matches ISP Rate Payout			0		200%

	Controllable Erosion and Sediment Rate	10%	0.66	0.54	0.42	0.13

Total 2019 STIP Payout								154%

Notes:

(1)
As provided under the STIP, the 2019 Results Company EBITDA calculation excludes: (i) EBITDA and expenses related to 2019 acquisitions; and (ii) non-recurring, non-operational gains, losses and impairments. See Appendix B for a reconciliation of Company EBITDA to net income (loss), the most directly comparable GAAP financial measure.

(2)
Controllable Costs is calculated as the sum of the Company's Operating and Maintenance expenses and Selling, General and Administrative expenses. As provided under the STIP, the 2019 Results Controllable Costs excludes specified circumstances or events that occurred during the 2019 plan year, as described above.

Equitrans Midstream Corporation - 2020 Proxy Statement     31

(3)
HSE metrics defined as:

•
Incidents with Serious Potential (ISP) Rate:  Measures events with precursors that can lead to serious injuries and fatalities.

•
Adjusted Incidents with Serious Potential Rate:  ISP rate is adjusted by the rate of Observation with Serious Potential (OSP). An OSP is an observation of an activity with precursors that has the potential to become an ISP before the event occurs.

•
Controllable Erosion and Sediment Rate:  Measures erosion and sediment incidents that are due to the fault of the Company, whether by design, construction or management.
2019 NEO STIP Opportunities and Payments

NEO	Threshold	Target	Maximum	2019 STIP Award Earned
Thomas F. Karam	$336,058	$672,115	$1,344,230	$1,035,057

Kirk R. Oliver	$225,001	$450,001	$900,002	$693,000

Diana M. Charletta	$208,381	$416,761	$833,522	$641,812

Stephen M. Moore	$150,000	$300,000	$600,000	$462,000

Brian P. Pietrandrea	$43,124	$86,248	$172,496	$165,400	*

*
Includes $32,579 discretionary bonus award.
Additional STIP Features

During 2019, the Committee approved a $1 million discretionary bonus pool under the STIP to provide additional payments for individuals demonstrating exceptional performance in connection with the Separation and other non-routine activities. None of our NEOs were eligible for the discretionary aspect of the STIP, except for Mr. Pietrandrea, who became an executive officer during 2019. The Committee considered Mr. Pietrandrea's service to the Company prior to his promotion, including serving as principal accounting officer on an interim basis after the Company's former Chief Accounting Officer retired, and his critical role in integration of the Eureka Midstream and Hornet Midstream businesses, in awarding Mr. Pietrandrea a discretionary bonus for 2019.

STIP payouts are prorated for the portion of the year an individual was employed and based on actual performance achievement. Additionally, in the event of death, disability, qualifying retirement or change in control, the STIP would provide a prorated payout but amounts would be forfeited in all other separation scenarios. The Committee has the authority to make exceptions to the treatment of payouts under the STIP. In connection with the hiring of Mr. Moore as our Senior Vice President and General Counsel in April of 2019, the Committee determined that his STIP payment would not be prorated for his period of employment.

Long-Term Incentive Program (LTIP)

Our LTIP aligns our NEOs' interests with those of our shareholders by providing the opportunity to earn incentive compensation based on the Company's long-term success.

Both RSAs and PRSUs awarded to our NEOs are paid in Company stock, further aligning their interests with those of our shareholders.

Time-Based RSAs

The time-based RSAs issued under the 2019 LTIP program cliff-vest after three years of continuous service following the vesting commencement date, which was January 1, 2019. The grant of time-based RSAs helps

32    Equitrans Midstream Corporation - 2020 Proxy Statement

align our NEOs' interests with those of our shareholders and provides a powerful retention incentive that assists us in maintaining continuity among our senior executive team.

Performance-Based RSUs (PRSUs)

The PRSUs issued under the 2019 LTIP program are earned based on Relative TSR and Cumulative TSR Per Share performance over a three-year period, with straight-line interpolation for performance between points.

By basing our PRSUs on Relative and Cumulative TSR Per Share performance over the 2019-2021 performance period, we align our NEOs' interests with those of our shareholders by tying compensation outcomes to our performance relative to our TSR Peer Group and for delivering shareholder value.

The tables below summarize the Relative and Cumulative TSR Per Share performance goals and potential payouts:

2019-2021 PRSUs — Relative TSR (80% Weight)
Threshold	Target	Maximum
25th Percentile	50th Percentile	75th Percentile or Above

50% Payout	100% Payout	200% Payout

Our 2019 TSR Peer Group consists of a subset of similarly-sized companies included in the Alerian US Midstream Energy Index (AMUS), as well as, all members of the Compensation Peer Group. The Committee selected the TSR Peer Group in consultation with Mercer, its independent compensation consultant. The Committee believes this larger peer group (as compared to the Compensation Peer Group) is appropriate as it represents the companies with which the Company competes for investment purposes.

➢ Andeavor Logistics LP*	➢ Kinder Morgan Inc.
➢ Antero Midstream GP LP	➢ Magellan Midstream Partners LP
➢ Buckeye Partners LP*	➢ MPLX LP
➢ Cheniere Energy Inc.	➢ ONEOK Inc.
➢ Crestwood Equity Partners LP	➢ Phillips 66 Partners LP
➢ DCP Midstream LP	➢ Plains All American Pipeline LP
➢ Enable Midstream Partners LP	➢ Plains GP Holdings LP
➢ Energy Transfer LP	➢ Targa Resources Corp.
➢ EnLink Midstream LLC	➢ The Williams Companies Inc.
➢ Enterprise Products Partners LP	➢ Western Midstream Partners LP
*
Removed effective January 1, 2019 due to industry consolidation.

2019-2021 PRSUs — Cumulative TSR Per Share (20% Weight)
Threshold	Target	Maximum
$5.95 Per Share	$9.25 Per Share	$11.25 Per Share or Above

50% Payout	100% Payout	200% Payout

Equitrans Midstream Corporation - 2020 Proxy Statement     33

In calculating our Cumulative TSR Per Share, we add the cumulative amount of dividends per share paid during the performance period (measured at the ex dividend date) to the change in our Company's beginning versus ending stock price.

Under all PRSU awards, we utilize the 15-day average closing price of our stock prior to the beginning of the performance period and the 15-day average closing price of our stock at the end of the performance period to determine Relative and Cumulative TSR Per Share.

The target long-term incentive awards to the NEOs were made consistent with the Committee's methodology described above. The number of RSAs and PRSUs awarded to the NEOs were as follows:

NEO	2019 Time-Based RSAs Awarded	2019 PRSUs Awarded
Thomas F. Karam	80,919	121,379

Kirk R. Oliver	15,984	23,976

Diana M. Charletta	23,976	35,964

Stephen M. Moore	13,616	20,424

Brian P. Pietrandrea	2,398	3,596

Amendment of EQT 2018 IPSUP Long-Term Incentive Awards

Prior to our Separation from EQT, Ms. Charletta and Messrs. Pietrandrea and Williams received awards under EQT's 2018 Incentive Performance Share Unit Program (EQT 2018 IPSUP). Effective as of the Separation and pursuant to an Employee Matters Agreement, dated as of November 12, 2018, between us and EQT (Employee Matters Agreement), one-third of the EQT 2018 IPSUP performance shares remained subject to and are earned based on actual performance of EQT for the period beginning January 1, 2018 and ended on December 31, 2018. This tranche of performance shares may vest based on the former EQT performance metrics for the 2018 calendar year and is subject to time-based vesting for the remaining two years of the performance period.

For the remaining two-thirds of the EQT 2018 IPSUP performance shares, the following new performance goals for the post-Separation Company award component were established by our Board, upon recommendation of our Committee, which will vest based on our performance for the period beginning January 1, 2019 and ending December 31, 2020. Note that these awards were designed to mirror the original EQT awards with the exception of the performance goals themselves. Thus, the maximum payout of 300% of target was retained, consistent with the conditions under which they were originally granted:

Relative TSR (80% Weight)*			Cumulative TSR Per Share (20% Weight)
Threshold	Target	Maximum	Threshold	Target	Maximum
25th Percentile	50th Percentile	75th Percentile or Above	$3.80 Per Share	$7.10 Per Share	$10.40 Per Share or Above

50% Payout	100% Payout	300% Payout	50% Payout	100% Payout	300% Payout

*
2019 TSR Peer Group utilized

Certain of our NEOs also hold other EQT Incentive Performance Share Unit Program awards that were awarded prior to the Separation and are subject to EQT performance conditions.

Our Committee had no involvement in the setting of performance goals for the outstanding EQT Incentive Performance Share Unit Program awards, including the one-third portion of the EQT 2018 IPSUP that is attributable to the 2018 calendar year; however, as a result of the Separation, it certifies performance achievement pursuant to the applicable plan documents and the Employee Matters Agreement.

Other Considerations Important to Our Compensation Program

In general, our NEOs participate in the same retirement and health and welfare benefit plans offered to other Company employees, including 401(k) plan, medical, prescription drug, dental, vision, short- and long-term

34    Equitrans Midstream Corporation - 2020 Proxy Statement

disability, wellness and employee assistance programs. The same contribution amounts, deductibles and plan design provisions are generally applicable to all employees.

Retirement Program

Our NEOs participate in the same defined contribution 401(k) plan as all other Company employees. During 2019, we contributed an amount equal to 6 percent of each participant's base salary to an individual account for each employee (subject to IRS regulations). Beginning in 2020, we began making this 6 percent contribution based on participants' base salaries and annual incentive awards.

We also match every participant's elective deferral contributions by an amount equal to 50 percent of each dollar contributed, subject to a maximum Company matching contribution of 3 percent of the employee's base salary and for 2020, annual incentive awards (subject to IRS regulations).

We do not provide separate executive retirement benefits for our NEOs and eliminated our Payroll Deduction and Contribution Program in 2019 (assumed by us as part of the Separation).

Health Benefits

Our NEOs participate in the same health and welfare benefit plans as all other Company employees. We provide medical, prescription drug, dental, vision, short- and long-term disability, wellness and employee assistance programs. We provide our NEOs and certain other senior members of management with access to an annual executive physical and modest additional life / AD&D insurance coverage reflecting their compensation levels.

NEOs pay the same health benefit contribution amounts and have the same deductibles as applicable to all other Company employees.

Limited Perquisites

The Company provides limited perquisites to its NEOs that, in number and value, are below median competitive levels for the Company's Compensation Peer Group. The perquisites program provides an executive physical and access to a concierge medical program as well as an annual stipend to offset the cost of financial planning services.

See footnote (4) to the Summary Compensation Table below for a discussion of the perquisites provided to the named executive officers in 2019.

Compensation Policies and Practices and Risk Management

Culminating in early 2020, members of the Company's management, with the assistance of the Committee's independent compensation consultant, reviewed the risk assessment of the Company's compensation programs for all employees. The results of such assessment were presented to the Committee. Based on the assessment, the Company and the Committee believe that the Company's compensation programs are balanced and do not create risks reasonably likely to have a material adverse impact on the Company.

Agreements with the Named Executive Officers

The Committee believes that severance protections play a valuable role in attracting, motivating and retaining highly talented executives. Accordingly, we provide such protections for the NEOs under their agreements which are described in detail under the caption "Potential Payments Upon Termination or Change of Control" below.

Importantly, the executive agreements include covenants not to compete with, or solicit employees, customers, potential customers, vendors or independent contractors from, the Company for a specified period of time and to maintain the confidentiality of the Company's information. The Committee believes that these covenants are extremely valuable to the Company.

In connection with his promotion in August 2019, the Committee amended Mr. Pietrandrea's existing confidentiality, non-solicitation and non-competition agreement to increase the length of his non-competition and non-solicitation covenants and to increase the severance benefits he is entitled to upon termination. See "Potential Payments Upon Termination or Change of Control" below for additional information on

Equitrans Midstream Corporation - 2020 Proxy Statement     35

Mr. Pietrandrea's confidentiality, non-solicitation and non-competition agreement that was in effect during 2019.

Other NEO (Former Executive)

The Company and Mr. Williams, the Company's former Vice President and General Counsel, entered into a Separation Agreement and General Release (the Separation Agreement) in connection with his stepping down from his position on March 28, 2019. Prior to his departure, Mr. Williams' annual base salary was $297,003 and he participated in the STIP and LTIP, along with the Company's broad-based retirement and health plans. For more information regarding the compensation Mr. Williams received pursuant to the Separation Agreement, which was consistent with the compensation provided for in his confidentiality, non-solicitation and non-competition agreement, please see "Potential Payments Upon Termination or Change of Control" below.

Report of the Management Development and Compensation Committee

We have reviewed and discussed the CD&A with the Company's management. Based on our review and discussions, we recommend to the Board of Directors that the CD&A be included in the Equitrans Midstream Corporation Proxy Statement for 2020.

This report has been furnished by the Management Development and Compensation Committee
of the Board of Directors.

Margaret K. Dorman, Chair
Norman J. Szydlowski
Robert F. Vagt

36    Equitrans Midstream Corporation - 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

The following tables reflect the compensation of the Company's named executive officers. The information set forth below with respect to the period prior to the Separation and year ended December 31, 2017 is historical EQT compensation. This historical EQT compensation, which was, as applicable, approved by the EQT Corporation Management Development and Compensation Committee, has been provided by, or derived from information provided by, EQT and reflects compensation earned during 2018 prior to the Separation and for the year ended December 31, 2017 based upon services performed during such periods. The Company provided the compensation information for periods following the Separation in 2018, most of which was attributable to EQT programs assumed by the Company as a result of the Separation, and for 2019, which reflects the Company's own compensation program as an independent company.

Summary Compensation Table

The table below sets forth the compensation earned by or paid to our named executive officers during the fiscal years ended December 31, 2019, 2018, and 2017, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas F. Karam	2019	680,769	—	3,251,737	1,035,057	45,659	5,013,222
Chairman and Chief	2018	212,308	267,000	3,000,230	—	205,941	3,685,479
Executive Officer	2017	—	—	—	—	—	—

Kirk R. Oliver	2019	500,001	—	642,317	693,000	44,500	1,879,818
Senior Vice President	2018	134,616	20,000	405,538	—	10,189	570,343
and Chief Financial Officer	2017	—	—	—	—	—	—

Diana M. Charletta	2019	429,940	—	963,476	641,812	44,371	2,079,599
President and Chief	2018	283,167	321,040	510,890	—	36,017	1,151,114
Operating Officer	2017	270,150	—	499,170	220,900	35,716	1,025,936

Stephen M. Moore	2019	252,405	—	596,994	462,000	23,378	1,334,777
Senior Vice President	2018	—	—	—	—	—	—
and General Counsel	2017	—	—	—	—	—	—

Brian P. Pietrandrea	2019	210,360	32,579	96,349	132,821	19,526	491,635
Vice President and	2018	—	—	—	—	—	—
Chief Accounting Officer	2017	—	—	—	—	—	—

Robert C. Williams(5)	2019	86,420	—	460,231	—	978,226	1,524,877
Former Vice President	2018	279,011	235,680	336,314	—	25,393	876,398
and General Counsel	2017	275,400	—	465,474	240,300	33,229	1,014,403

(1)
The amount for 2019 in this column reflects the discretionary bonus award for Mr. Pietrandrea. For more information, see "2019 Annual Incentives (STIP)" in the Compensation Discussion and Analysis above.

(2)
The amounts for 2019 in this column reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 using the assumptions described in Note 10 to the Company's Consolidated Financial Statements, which is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020. With respect to stock awards granted in 2019, the table below sets forth the value attributable to performance restricted stock units under the 2019 Equitrans Midstream Corporation Performance Share Unit Program (2019 PSUP) valued at target achievement. Pursuant to SEC rules, the amounts included for awards subject to performance conditions are based on the probable outcome as of the date of grant, which would have amounted to the target total grant date fair values listed in the table below. These performance restricted stock units under the 2019 PSUP

Equitrans Midstream Corporation - 2020 Proxy Statement     37

  may pay out up to 200% of the target award, which would have amounted to the maximum total grant date fair values listed in the table below.

Name	Target Total Grant Date Fair Value ($)	Maximum Total Grant Date Fair Value ($)
Thomas F. Karam	1,824,326	3,648,652

Kirk R. Oliver	360,359	720,718

Diana M. Charletta	540,539	1,081,078

Stephen M. Moore	306,973	613,946

Brian P. Pietrandrea	54,048	108,096

Robert C. Williams	258,200	516,400

See "Long-Term Incentive Program (LTIP)" in the Compensation Discussion and Analysis above for further discussion of the 2019 PSUP as well as the 2019 Equitrans Midstream Corporation Restricted Share Awards.

(3)
The amounts for 2019 in this column reflect the annual performance incentives earned by each named executive officer pursuant to the terms of the Equitrans Midstream Corporation 2019 Short-Term Incentive Plan (STIP) with respect to performance during the year ended December 31, 2019. These awards were paid to the named executive officers in cash in the first quarter of 2020. See "2019 Annual Incentives (STIP)" in the Compensation Discussion and Analysis above for further discussion of the STIP for the 2019 plan year.

(4)
This column includes the dollar value of premiums paid by the Company for group life and accidental death and dismemberment insurance, the Company's contributions to the 401(k) plan, perquisites, and in the case of Mr. Williams, payments made in connection with his termination of employment with the Company in March 2019. For detailed information regarding the actual payments received by Mr. Williams, see "Potential Payments Upon Termination or Change of Control" below. For 2019, these amounts were as follows:

Name	Insurance Premiums ($)	401(k) Contributions ($)	Perquisites (See Below) ($)	Other ($)	Total ($)
Thomas F. Karam	1,782	25,200	18,677	—	45,659

Kirk R. Oliver	1,320	25,200	17,980	—	44,500

Diana M. Charletta	1,191	25,200	17,980	—	44,371

Stephen M. Moore	662	22,716	—	—	23,378

Brian P. Pietrandrea	594	18,932	—	—	19,526

Robert C. Williams	197	10,862	—	967,167	978,226

Amounts in the perquisite column include the following:

•
For Messrs. Karam and Oliver and Ms. Charletta, a stipend of $10,000 to be used for financial planning.

•
For Messrs. Karam and Oliver and Ms. Charletta, the cost of providing the executive physical benefit, which includes preferred access to healthcare professionals and related services for the executives.

•
For Mr. Karam the cost of $697 for maintaining and insuring a car, which benefit was discontinued at the end of January 2019.

(5)
Mr. Williams' employment with the Company terminated effective March 28, 2019.

38    Equitrans Midstream Corporation - 2020 Proxy Statement

2019 Grants of Plan-Based Awards Table

The table below sets forth additional information regarding restricted shares and restricted share units granted to our named executive officers during the 2019 fiscal year.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	Grant Date Fair Value of Stock and
Name	Type of Award (1)	Grant Date	Approval Date	Threshold ($)	Target ($)(2)	Maximum ($)(2)	Threshold (#)	Target (#)(3)	Maximum (#)(3)	of Stock or Units (#)(4)	Option Awards ($)
Thomas F. Karam	STIP	—	—	336,058	672,115	1,344,230	—	—	—	—	—
	PSU	3/1/2019	2/5/2019	—	—	—	60,690	121,379	242,758	—	1,824,326
	RS	3/1/2019	2/5/2019	—	—	—	—	—	—	80,919	1,427,411

Kirk R. Oliver	STIP	—	—	225,001	450,001	900,002	—	—	—	—	—
	PSU	3/1/2019	2/5/2019	—	—	—	11,988	23,976	47,952	—	360,359
	RS	3/1/2019	2/5/2019	—	—	—	—	—	—	15,984	281,958

Diana M. Charletta	STIP	—	—	208,381	416,761	833,522	—	—	—	—	—
	PSU	3/1/2019	2/5/2019	—	—	—	17,982	35,964	71,928	—	540,539
	RS	3/1/2019	2/5/2019	—	—	—	—	—	—	23,976	422,937

Stephen M. Moore	STIP	—	—	150,000	300,000	600,000	—	—	—	—	—
	PSU	4/15/2019	4/3/2019	—	—	—	10,212	20,424	40,848	—	306,973
	RS	4/15/2019	4/3/2019	—	—	—	—	—	—	13,616	290,021

Brian P. Pietrandrea	STIP	—	—	43,124	86,248	172,496	—	—	—	—	—
	PSU	3/1/2019	2/5/2019	—	—	—	1,798	3,596	7,192	—	54,048
	RS	3/1/2019	2/5/2019	—	—	—	—	—	—	2,398	42,301

Robert C. Williams	STIP	—	—	28,519	57,037	114,074	—	—	—	—	—
	PSU	3/1/2019	2/5/2019	—	—	—	8,590	17,179	34,358	—	258,200
	RS	3/1/2019	2/5/2019	—	—	—	—	—	—	11,453	202,031

(1)
Type of Award:

STIP = 2019 Short-Term Incentive Plan Award
PSU = 2019 PSUP Awards
RS = 2019 Restricted Share Awards

(2)
These columns reflect the annual incentive award target and maximum amounts payable under the STIP for the 2019 plan year. The payout amounts could range from no payment, to the percentage of actual base salary earned for 2019 (for Mr. Moore a percentage of his annualized base salary) identified as the target annual incentive award (target), to two times the target annual incentive award. See "2019 Annual Incentives (STIP)" in the Compensation Discussion and Analysis above for further discussion of the STIP for the 2019 plan year.

(3)
These columns reflect the target and maximum number of units payable under the 2019 PSUP, which vest 100% on the payment date following December 31, 2021, subject to continued employment with the Company. For details of the 2019 PSUP awards, see "Long-Term Incentive Program (LTIP)" in the Compensation Discussion and Analysis above.

(4)
This column reflects the number of time-based restricted shares granted to the named executive officers. For details of the restricted share awards, see "Long-Term Incentive Program (LTIP)" in the Compensation Discussion and Analysis above. The restricted share awards vest on January 1, 2022, subject to continued employment with the Company through the vesting date.

Narrative Disclosure to Summary Compensation Table and 2019 Grants of Plan-Based Awards Table
Confidentiality, Non-Solicitation and Non-Competition Agreements

The Company's named executive officers have confidentiality, non-solicitation and non-competition agreements with the Company. In each such agreement, the named executive officer agrees, among other things, to the following restrictive covenants:

  ➢
  restrictions on competition for 24 months (12 months for Messrs. Pietrandrea and Williams);

  ➢
  restrictions on customer solicitation for 24 months (12 months for Messrs. Pietrandrea and Williams); and

  ➢
  restrictions on employee, consultant, vendor or independent contractor recruitment for 36 months (12 months for Messrs. Pietrandrea and Williams).

In order to receive any severance benefits under his or her agreement, the named executive officer must execute and deliver to the Company a general release of claims.

The agreements do not provide for any tax gross-ups. In the event the named executive officer would be subject to the 20% excise tax under Section 4999 of the Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the named executive officer would be reduced to the maximum amount that does not trigger the excise tax unless the named executive officer would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Equitrans Midstream Corporation - 2020 Proxy Statement     39

Please see the "Compensation Discussion and Analysis" for a discussion of the Company's compensation program.

Outstanding Equity Awards at Fiscal Year-End

The table below provides additional information regarding each outstanding equity award held by our named executive officers as of December 31, 2019.

	Equity Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Thomas F. Karam	—		—	60,690	(j)	810,818
	60,059	(a)*	654,641	—		—
	53,564	(a)	715,610	—		—
	80,919	(e)	1,081,078	—		—

Kirk R. Oliver	—		—	11,988	(j)	160,160
	8,809	(a)*	96,017	—		—
	7,859	(a)	104,999	—		—
	15,984	(e)	213,546	—		—

Diana M. Charletta	—		—	5,421	(h)*	59,089
	—		—	2,097	(i)*	22,859
	1,807	(b)*	19,697	—		—
	2,097	(c)*	22,860	—		—
	5,484	(g)*	59,770	—		—
	—		—	4,839	(h)	64,649
	—		—	1,871	(i)	24,999
	—		—	17,982	(j)	240,240
	1,613	(b)	21,548	—		—
	1,871	(c)	24,999	—		—
	23,976	(e)	320,319	—		—
	4,992	(g)	66,699	—		—

Stephen M. Moore	—		—	10,212	(j)	136,432
	13,616	(e)	181,910	—		—

Brian P. Pietrandrea	—		—	415	(i)*	4,528
	467	(b)*	5,090	—		—
	415	(c)*	4,528	—		—
	668	(d)*	7,280	—		—
	329	(f)*	3,587	—		—
	904	(g)*	9,849	—		—
	—		—	371	(i)	4,958
	—		—	1,798	(j)	24,021
	417	(b)	5,575	—		—
	371	(c)	4,958	—		—
	597	(d)	7,971	—		—
	2,398	(e)	32,037	—		—
	293	(f)	3,918	—		—
	825	(g)	11,020	—		—

Robert C. Williams	—		—	5,055	(h)*	55,100
	—		—	1,378	(i)*	15,019
	—		—	4,515	(h)	60,320
	—		—	1,229	(i)	16,425
	—		—	8,590	(j)	114,762

*
In connection with the Separation, each outstanding award held by our NEOs who were employees of EQT at the time of the Separation was converted into an award in respect of both shares of EQT common stock and Company common stock. The awards marked with an asterisk represent awards that are denominated in EQT common stock.

(1)
    (a)
    For Mr. Karam, this column reflects the restricted shares granted to Mr. Karam in August 2018 that will vest on August 9, 2021, contingent upon continued service with the Company. For Mr. Oliver, this column

40    Equitrans Midstream Corporation - 2020 Proxy Statement

        reflects restricted stock units granted to Mr. Oliver in September 2018 that will vest on September 10, 2021, contingent upon continued service with the Company.

      (b)
      For Mr. Pietrandrea and Ms. Charletta, the identified awards in this column reflect restricted stock units granted by EQT in January 2017 that vested on January 1, 2020.

      (c)
      For Mr. Pietrandrea and Ms. Charletta, the identified awards in this column reflect restricted stock units granted by EQT in January 2018 that will vest on January 1, 2021, contingent upon continued service with the Company.

      (d)
      For Mr. Pietrandrea, the identified awards in this column reflect restricted stock units granted by EQT in May 2018 that will vest on May 17, 2021, contingent upon continued service with the Company.

      (e)
      For Messrs. Karam, Moore, Oliver and Pietrandrea and Ms. Charletta, the identified awards in this column reflect restricted shares granted by the Company in March 2019 (April 2019 for Mr. Moore) that will vest on January 1, 2022, contingent upon continued service with the Company.

      (f)
      For Mr. Pietrandrea, the identified awards in this column reflect the restricted stock units granted under the EQT 2018 Strategic Implementation Award (2018 EQT SIA), which vested on March 7, 2020.

      (g)
      For Mr. Pietrandrea and Ms. Charletta, the identified awards in this column reflect the EQT 2018 Value Driver Awards granted in January 2018 that vested on February 28, 2020.

(2)
This column reflects the payout value of unvested awards described in footnote (1) above. The payout value was determined by multiplying the number of shares by the closing price of the applicable company's common stock as of December 31, 2019. The actual payout values depend upon, among other things, EQT's or the Company's closing stock price, as applicable, on the vesting dates and subject to the terms of the applicable awards.

(3)
    (h)
    For Ms. Charletta and Mr. Williams, the identified awards in this column reflect performance share units granted in January 2017 under the EQT Corporation 2017 Incentive Performance Share Unit Program that vested on February 28, 2020. The number of performance units reflects maximum award levels because, through December 31, 2019, payout was projected above target.

    (i)
    For Messrs. Pietrandrea and Williams and Ms. Charletta, the identified awards in this column reflect performance share units granted in January 2018 under the EQT Corporation 2018 Incentive Performance Share Unit Program that will vest on the payment date following December 31, 2020, contingent upon continued service with the Company (for Mr. Williams under the terms of his confidentiality, non-solicitation and non-competition agreement) and the achievement of specified performance goals. The number of performance units reflects target award levels.

    (j)
    For Messrs. Karam, Moore, Oliver, Pietrandrea and Williams and Ms. Charletta, the identified awards in this column reflect performance share units granted in March 2019 (April 2019 for Mr. Moore) under the 2019 PSUP that will vest on the payment date following December 31, 2021, contingent upon continued service with the Company (for Mr. Williams under the terms of his confidentiality, non-solicitation and non-competition agreement) and the achievement of specified performance goals. The number of performance units reflects threshold award levels, because, through December 31, 2019, payout was projected below target.

(4)
This column reflects the payout values of the unvested awards described in footnote (3) above. The payout values were determined by multiplying the number of shares by the closing price of the applicable company's common stock as of December 31, 2019. The actual payout values depend upon, among other things, achievement of performance goals and EQT's or the Company's closing stock price, as applicable, at the end of the applicable performance period.

Equitrans Midstream Corporation - 2020 Proxy Statement     41

Option Exercises and Stock Vested

The table below sets forth the number of shares and cash acquired in the 2019 fiscal year as a result of the vesting of restricted stock units, restricted shares, or performance awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
Thomas F. Karam	—		—
Kirk R. Oliver	—		—
Diana M. Charletta	14,155	*	269,762
	11,308		225,530
Stephen M. Moore	—		—
Brian P. Pietrandrea	2,267	*	42,814
	1,820		36,149
Robert C. Williams	19,266	*	377,914
	26,992		558,968
*
In connection with the Separation, each outstanding award held by our NEOs who were employees of EQT at the time of the Separation was converted into an award in respect of both shares of EQT common stock and Company common stock. The awards marked with an asterisk represent awards that were denominated in EQT common stock.

(1)
This column reflects the aggregate number of performance awards (including accrued dividends) that vested in 2019 under (a) the EQT 2016 Incentive Performance Share Unit Program (EQT 2016 IPSUP) for Ms. Charletta and Mr. Williams, (b) the second tranche of the EQT 2017 Value Driver Performance Share Unit Awards (EQT 2017 Value Driver Awards) for Ms. Charletta and Messrs. Pietrandrea and Williams, (c) the EQT 2016 Restricted Stock Unit awards for Mr. Pietrandrea, (d) the first tranche of the EQT 2018 Value Driver Performance Share Unit Awards (EQT 2018 Value Driver Awards) for Ms. Charletta and Messrs. Pietrandrea and Williams, and (e) the first tranche of the restricted stock units under the 2018 EQT SIA for Mr. Pietrandrea. The performance awards under the EQT 2016 IPSUP were distributed in shares. The second tranche of the EQT 2017 Value Driver Awards, the EQT 2016 Restricted Stock Unit Awards, the first tranche of the EQT 2018 Value Driver Awards and the first tranche of the 2018 EQT SIA were distributed in cash. This column also reflects the aggregate number of 2019 Company restricted shares and 2017 and 2018 EQT restricted share units that vested and were distributed to Mr. Williams in connection with his termination.

(2)
This column reflects the value realized upon vesting of the awards described in footnote (1) above. With respect to Mr. Williams' 2019 Company restricted share award, this column also includes the value of accrued dividends, which were paid in cash. The value realized on vesting is calculated based upon the closing price of the applicable common stock on the date of vesting.

Potential Payments Upon Termination or Change of Control

The tables below set forth the amount of compensation that may be paid to each NEO in the event of certain terminations of employment or a change of control of the Company. The amounts shown assume a termination date or change of control date, as applicable, of December 31, 2019 (except for Mr. Williams, which uses his actual termination date on March 28, 2019).

Chance of Control and Termination of Employment

Our NEOs may receive various forms of compensation or benefits in connection with a termination of employment. These benefits result primarily from confidentiality, non-solicitation and non-competition

42    Equitrans Midstream Corporation - 2020 Proxy Statement

agreements and the terms of equity-based grants received from the Company or previously from EQT as described further below. For purposes of this discussion, certain defined terms are as follows.

Cause	The NEO's:

➢

conviction of a felony, a crime of moral turpitude or fraud or the named executive officer having committed fraud, misappropriation or embezzlement in connection with the performance of the NEO's duties;

➢

willful and repeated failures to substantially perform assigned duties; or

➢

violation of any provision of a written employment-related agreement or express significant policies of the Company.

Good Reason	The NEO's resignation within 90 days after:

➢

a reduction in the NEO's base salary of 10% or more (unless the reduction is applicable to all similarly situated employees);

➢

a reduction in the NEO's annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees);

➢

a significant diminution in the NEO's job responsibilities, duties or authority;

➢

a change in the geographic location of the NEO's primary reporting location of more than 50 miles; and/or

➢

any other action or inaction that constitutes a material breach by the Company of the agreement.

Retirement	The NEO's voluntary termination of employment with the Company after he or she has:

➢

a length of service of at least ten (10) years; and

➢

a combined age and length of service equal to at least sixty (60) years.

Change of Control	Generally means any of the following events:

➢

the sale of all or substantially all of the Company's assets, unless the Company's shareholders prior to the sale own at least 80% of the acquirer's stock after the sale;

➢

the acquisition by a person or group of beneficial ownership of 30% or more of the Company's outstanding common stock, subject to enumerated exceptions;

➢

the termination of the Company's business and the liquidation of the Company;

➢

the consummation of a merger, consolidation, reorganization, share exchange or similar transaction of the Company, unless the Company's shareholders immediately prior to the transaction continue to hold more than 50% of the voting securities of the resulting entity, no person beneficially owns 30% or more of the resulting entity's voting securities and individuals serving on the Company's Board immediately prior to the transaction constitute at least a majority of the resulting entity's board; and

➢

a change in the composition of the Board, so that existing Board members and their approved successors do not constitute a majority of the Board.

Structural Termination

➢

Termination of the NEO by the Company as a result of (i) the sale, consolidation or full or partial shutdown of a facility, department or business unit or (ii) a position elimination because of a reorganization or lack of work.

Confidentiality, Non-Solicitation and Non-Competition Agreements

Each of our NEOs serving at year-end had entered into a confidentiality, non-solicitation and non-competition agreement with the Company. The agreements contain restrictive covenants that prohibit each NEO from competing with or soliciting customers of the Company for 24 months or soliciting employees of the Company for 36 months following termination, except for Mr. Pietrandrea for which the restrictive periods are 12 months. The agreements provide for cash payments if the Company terminates employment of the NEO without cause or if the NEO (with the exception of Mr. Pietrandrea) terminates employment for good reason, regardless of whether

Equitrans Midstream Corporation - 2020 Proxy Statement     43

the termination occurs before or after a change of control. If such termination occurs, the NEO is entitled to a lump sum cash payment as follows:

Cash Payment*

Severance	Health Insurance

24 months base salary (12 months salary continuation for Mr. Pietrandrea)	18 X monthly COBRA rate for

For each NEO (other than Mr. Pietrandrea), two times target annual incentive under the Company's short-term incentive plan	family coverage (12 X for

A lump sum of $15,000 for Mr. Pietrandrea	Mr. Pietrandrea)

*
These payments are in lieu of any benefit under the Company severance plan.
Annual Incentives

The STIP provides guidelines to determine awards when a participant's status changed during the year as follows:

Resignation	➢ No payment if employee resigns for any reason before awards are paid.

Death/Disability/ Retirement*	➢ Considered for pro rata payment if employee otherwise qualifies for payment of an incentive award.

Change of Control*

➢

The performance period will end on the date of the change of control, and the performance metrics will be deemed to be achieved for the pro-rata portion of the performance period that elapsed through the date of the change of control, at actual levels.

*
All awards will be paid in accordance with the terms of the STIP and are subject to the Compensation Committee's discretion to reduce or eliminate the award.
Treatment of Outstanding Equity Awards

All outstanding equity awards will be paid in accordance with the terms of the plans and are subject to the Compensation Committee's discretion to reduce or eliminate the award.

44    Equitrans Midstream Corporation - 2020 Proxy Statement

Termination Resulting from Death or Disability

If the NEO's employment is terminated as a result of disability or death on or after January 1, 2019 but prior to the applicable vesting date, unvested equity awards would vest as follows:

Restricted Shares and Restricted Share Units
EQT 2017 and 2018 Restricted Shares and Restricted Share Units
Vesting on termination due to death or disability in the case of 2017 awards and disability in the case of 2018 awards:

Termination prior to first anniversary of grant date	0%

Termination on or after first anniversary of grant date and prior to the second anniversary of grant date	25%

Termination on or after the second anniversary of grant date and prior to the third anniversary of grant date	50%

If termination is due to death, the 2018 Restricted Share Units vest in full

2019 Restricted Shares
If termination is due to death or disability, the 2019 Restricted Shares vest in full

Performance Share Units
In the event of death or disability before payment, the NEO may receive payment for a percentage of awarded units, contingent upon achievement of the applicable performance conditions, as follows:

EQT 2017 Incentive PSU Program
Death or disability January 1, 2019 — December 31, 2019	50%

Death or disability after December 31, 2019	100%

EQT 2018 Incentive PSU Program
Disability January 1, 2019 — December 31, 2019	25%

Disability January 1, 2020 — December 31, 2020	50%

Disability after December 31, 2020	100%

If termination is due to death, the 2018 Incentive PSU Program share units vest in full at target performance.

2019 PSUP Awards
If termination is due to death or disability, the 2019 PSUP award shares vest in full at target performance.

EQT Value Driver Performance Share Unit Awards
EQT 2018 VDA Program
Disability January 1, 2019 to Confirmation Date	50% of target

Disability Confirmation Date to December 31, 2019	50% of confirmed awards

Disability December 31, 2019 and thereafter	100% of confirmed awards

If the termination is due to death, the 2018 VDA Program share units vest in full at target performance.

Equitrans Midstream Corporation - 2020 Proxy Statement     45

Termination Due to Named Executive Officer's Retirement

2019 Restricted Share Awards
In the event the NEO's termination is due to qualifying retirement, a pro rata portion* of the 2019 Restricted Share Award will vest, subject to the NEO's continued employment with the Company through such retirement date.

2019 PSUP Awards
In the event the NEO's termination is due to retirement, the NEO will retain a pro rata portion* of the 2019 PSUP award, subject to achievement of the performance conditions and the NEO's continued employment with the Company through such retirement date.

*

The pro rata portion of the awards shall be equal to the number of restricted shares or performance units, as applicable, granted multiplied by a fraction, the numerator of which is the number of months of continuous employment with the Company from the beginning of the vesting period for restricted shares or the beginning of the performance period for the performance restricted share units, as applicable, through the NEO's date of retirement, and the denominator of which is 36.

In the event the NEO's termination is due to retirement, no payments will be made under any outstanding EQT awards.

Change of Control

In the event of a change of control of the Company, the treatment of outstanding equity awards depends on whether the awards are assumed by an acquirer in a change of control or equitably converted in the transaction.

If awards are assumed by the acquirer or equitably converted and the executive dies, becomes disabled, is terminated without cause or resigns for good reason under the ETRN LTIP, within two years after the change of control, then upon such termination or resignation:

  ➢
  All time-based vesting restrictions on restricted shares and units lapse; and

  ➢
  The performance criteria and other conditions to payment of outstanding performance awards will be deemed to have been achieved at the actual performance level achieved as of the end of the applicable performance period under the ETRN LTIP or the end of the calendar quarter immediately preceding the date of termination for the EQT awards, and such awards will be paid on that basis.

If awards are not assumed by the acquirer or equitably converted in the transaction:

  ➢
  All time-based vesting restrictions on restricted shares and units lapse; and

  ➢
  The performance criteria and other conditions to payment under the outstanding performance awards will be deemed to have been achieved at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control and such awards will be paid on that basis.
Other Matters

The NEOs' outstanding equity awards provide that if following a voluntary termination (other than for good reason) the executive remains on the board of directors of the Company or its publicly traded subsidiary, then awarded share units continue to vest for so long as the NEO remains on such board.

Additionally, under the outstanding EQT awards that converted into Company awards in connection with the Separation, in the event of a Structural Termination, the NEO will be treated in the same manner as a disability (described above).

For Mr. Pietrandrea's 2018 EQT SIA that vested in March of 2020, if his employment was terminated by the Company for any reason other than for cause, all unvested restricted units would have vested in full.

46    Equitrans Midstream Corporation - 2020 Proxy Statement

Life Insurance Benefits

The Company provides a life insurance benefit equal to one times base salary for all employees. Each NEO receives an additional one times base salary life insurance benefit.

Payments on Termination or Change of Control

The tables below reflect the estimated compensation payable to each NEO upon a hypothetical termination of employment or change of control on December 31, 2019. In calculating potential payments, we have quantified our equity-based payments using the Company's and EQT's closing stock prices on December 31, 2019, which were $13.36 and $10.90, respectively. For purposes of the analysis, the Company has assumed that (i) no NEO will remain on the Company's Board of Directors or the Board of Directors of EQM's general partner (the EQM Board) following termination of employment and (ii) in the event of a change of control, the acquirer does not assume or equitably convert the outstanding long-term incentive awards issued under the ETRN LTIP (a Qualifying Change of Control) and therefore such awards accelerate and pay out upon the change of control. In addition, the Company has not factored in any reduction that may apply as a result of the potential reduction to avoid an excise tax imposed on individuals who received compensation in connection with a change of control that exceeds certain specified limits. For performance share units, the Company assumed performance at the end of the applicable performance period remains unchanged from performance as of December 31, 2019. In an actual termination scenario, the Company's actual payment obligation would be determined based on actual performance through the end of the performance period and payment would be made to the then-former executive at the same time it is made to all Company employees holding such awards, if at all.

There would be no compensation paid to an NEO if the executive is terminated by the Company for cause or the executive resigns without good reason.

Thomas F. Karam
Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)		Resignation by Executive for Good Reason ($)		Death ($)	Disability ($)	Retirement ($)	Qualifying Change of Control ($)
Cash Severance Payments	2,723,576		2,723,576		672,115	672,115	—	2,723,576

LTIP	654,641	*	654,641	*	4,346,055	3,318,366	—	2,560,570

Life Insurance	—		—		1,350,000	—	—	—

Total	3,378,217		3,378,217		6,368,170	3,990,481	0	5,284,146

*
As a result of the change of control of EQT Corporation in July 2019, certain awards denominated in EQT stock will vest in these termination scenarios.

In addition, under outstanding EQT long-term incentive programs, Mr. Karam would be entitled to stock payments with an aggregate value of $833,544 upon a Structural Termination.

Kirk R. Oliver
Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)		Resignation by Executive for Good Reason ($)		Death ($)	Disability ($)	Retirement ($)	Qualifying Change of Control ($)
Cash Severance Payment	1,929,348		1,929,348		450,001	450,001	—	1,929,348

LTIP	96,017	*	96,017	*	788,827	638,065	—	436,140

Life Insurance	—		—		1,000,000	—	—	—

Total	2,025,365		2,025,365		2,238,828	1,088,066	0	2,365,488

*
As a result of the change of control of EQT Corporation in July 2019, certain awards denominated in EQT stock will vest in these termination scenarios.

Equitrans Midstream Corporation - 2020 Proxy Statement     47

In addition, under outstanding EQT long-term incentive programs, Mr. Oliver would be entitled to cash payments with an aggregate value of $122,266 upon a Structural Termination.

Diana M. Charletta
Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)		Resignation by Executive for Good Reason ($)		Death ($)		Disability ($)		Retirement ($)	Qualifying Change of Control ($)
Cash Severance Payment	1,762,868		1,762,868		416,761		416,761		416,761	1,762,868

LTIP	106,251	*	158,250	*	1,184,346	*	1,045,556	*	117,562	668,688

Life Insurance	—		—		900,000		—		—	—

Total	1,869,119		1,921,118		2,501,107		1,462,317		534,323	2,431,556

*
As a result of the change of control of EQT Corporation in July 2019, certain awards denominated in EQT stock will vest in these termination scenarios.

In addition, under outstanding EQT long-term incentive programs, Ms. Charletta would be entitled to cash payments with an aggregate value of $228,585 upon a Structural Termination assuming actual performance through the end of the applicable performance period is consistent with performance through December 31, 2019.

Stephen M. Moore
Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)	Resignation by Executive for Good Reason ($)	Death ($)	Disability ($)	Retirement ($)	Qualifying Change of Control ($)
Cash Severance Payment	1,379,346	1,379,346	300,000	300,000	—	1,379,346

LTIP	—	—	500,728	500,728	—	200,291

Life Insurance	—	—	750,000	—	—	—

Total	1,379,346	1,379,346	1,550,728	800,728	0	1,579,637

Brian P. Pietrandrea
Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)		Resignation by Executive for Good Reason ($)		Death ($)		Disability ($)		Retirement ($)	Qualifying Change of Control ($)
Cash Severance Payment	258,564		258,564		86,248		86,248		86,248	258,564

LTIP	33,841	*	31,426	*	158,646	*	121,797	*	11,758	105,547

Life Insurance	—		—		448,000		—		—	—

Total	292,405		289,990		692,894		208,045		98,006	364,111

*
As a result of the change of control of EQT Corporation in July 2019, certain awards denominated in EQT stock will vest in these termination scenarios.

In addition, under outstanding EQT long-term incentive programs, Mr. Pietrandrea would be entitled to cash payments with an aggregate value of $50,915 upon a Structural Termination assuming actual performance through the end of the applicable performance period is consistent with performance through December 31, 2019.

Robert C. Williams:    Mr. Williams' employment with the Company under his confidentiality, non-solicitation and non-competition agreement terminated effective March 28, 2019. In connection with such termination, Mr. Williams received a lump sum payment of cash and shares with a value of $967,167 in accordance with his confidentiality, non-solicitation and non-competition agreement and separation agreement. Also in connection with such termination, Mr. Williams vested in his outstanding long-term incentive awards and became entitled to receive the benefit of such awards to the extent and at the same time as other participants. Such awards have an

48    Equitrans Midstream Corporation - 2020 Proxy Statement

aggregate value of $84,633 assuming actual performance through the end of the applicable performance periods is consistent with performance through December 31, 2019.

Pay Ratio Disclosure

The following is an estimate of the relationship of the annual total compensation of Mr. Karam, the Chief Executive Officer of the Company (CEO), on December 31, 2019, and the median of the annual total compensation of all employees (other than the CEO), calculated in accordance with the SEC rules. In making this pay ratio disclosure, other companies may use assumptions, estimates and methodologies different than the Company; as a result, the following information may not be comparable to the information provided by other companies.

For 2019:

  ➢
  the total compensation of Mr. Karam was $5,013,222; and

  ➢
  the median of the annual total compensation of all employees of the Company (other than the CEO) was $125,578.

Based on this information, the ratio of the total compensation of Mr. Karam to the median of the annual total compensation of all other employees was 40 to 1.

The compensation identified above for both Mr. Karam and the median employee was calculated using the same methodology used for the named executive officers as set forth in the 2019 Summary Compensation Table. See "Compensation Discussion and Analysis" above for a discussion of Mr. Karam's compensation.

The Company identified the median employee by selecting total cash compensation as the compensation measure. Total cash compensation is annual base salary plus target annual bonus or, in the case of hourly employees, annualized regular earnings including actual overtime earned plus target annual bonus. The Company did not make any other assumptions, adjustments, or estimates with respect to total cash compensation. The Company believes total cash compensation is an appropriate compensation measure because the Company does not widely distribute annual equity awards to employees. The Company then selected the median employee, having identified the 2019 total cash compensation for all of its employees (excluding the CEO) on the measurement date, December 31, 2019, the last day of the payroll year.

Employee, Officer and Director Hedging

Under the Company's Corporate Stock Trading Policy, no officer, director or employee may engage in any short sale or hedging transaction involving, or purchase or sell options in, Equitrans Midstream or EQM securities. For purposes of the policy, prohibited hedging transactions are transactions designed to hedge or offset any change in the market value of Equitrans Midstream or EQM securities held, directly or indirectly, by the officer, director or employee (including incentive and other compensation awards) and include, but are not limited to, the use of financial instruments such as prepaid variable forwards, equity swaps, puts, calls, forwards, collars, exchange funds and other derivative instruments. Additionally, under the policy, no executive officer or director of Equitrans Midstream, or executive officer or director of EQM's general partner, as applicable, may pledge (or otherwise allow a lien to be imposed upon) Equitrans Midstream or EQM securities, as applicable, including through the use of a margin account with a broker. The holding of securities in a brokerage account that permits margining is not a violation of the policy so long as the owner of the account does not engage in any transaction that results in a lien upon the Equitrans Midstream or EQM securities, as applicable, held in the account.

Equitrans Midstream Corporation - 2020 Proxy Statement     49

ITEM NO. 2 – ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS FOR 2019 (SAY-ON-PAY)

The Board of Directors recommends a vote FOR approval of the compensation of the Company's named executive officers for 2019.

We are seeking an advisory vote to approve the compensation of our named executive officers for 2019.

This proposal, commonly known as a say-on-pay proposal, gives the Company's shareholders the opportunity to express their views on the compensation of its named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the philosophy, policies and practices described in this proxy statement.

After our shareholders voted in 2019, the Board determined that the Company will hold an advisory vote on executive compensation every year until the next shareholder advisory vote on the frequency of say-on-pay proposals, which we expect will be conducted at our 2025 annual meeting of shareholders.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. However, the Board and the Compensation Committee value the opinions of the Company's shareholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

As discussed in the "Compensation Discussion and Analysis" above, our Board believes that the Company's compensation program, policies and practices drive performance, and align our executives' interests with those of our shareholders.

Our Board invites you to review the "Compensation Discussion and Analysis" and the tabular and other disclosures on compensation included under the "Executive Compensation" section of this proxy statement.

Our Board recommends that you vote FOR the following advisory resolution:

    "Resolved, that the shareholders approve the compensation of the Company's named executive officers for 2019, as discussed and disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and any related material disclosed in this proxy statement."

50    Equitrans Midstream Corporation - 2020 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's accounting and financial reporting processes. In doing so, the Audit Committee is responsible for the appointment and compensation of the Company's independent registered public accounting firm and has oversight for its qualification, independence and performance. The Audit Committee's charter guides the Committee's duties and responsibilities. The Audit Committee charter, which was amended in December 2019, is available on the Company's website at www.equitransmidstream.com. As described in the charter, management is responsible for the internal controls and accounting and financial reporting processes of the Company. The independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's audited consolidated financial statements with generally accepted accounting principles and on the effectiveness of the Company's internal control over financial reporting. Our responsibilities include monitoring and overseeing these processes.

The Committee is composed of three non-employee, independent members of the Board of Directors. No member currently serves on more than one other public company audit committee. The Board has determined that each of Kenneth M. Burke, Margaret K. Dorman and Robert F. Vagt is an audit committee financial expert, as that term is defined by the SEC. The members of the Committee are not professionally engaged in the practice of auditing or accounting. The Committee's considerations and discussions referred to below do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

In fiscal year 2019, we fulfilled, through the following, our oversight responsibilities with respect to financial statement and disclosure matters (including oversight of the Company's processes and policies regarding risks to the financial reporting process, financial risks, risks to the Company's internal control system and information technology and cybersecurity risks), the Company's relationship with its independent registered public accounting firm, the Company's internal audit function and compliance matters:

  ➢
  held private sessions, during our regularly scheduled in-person meetings, with the Company's Chief Financial Officer, Chief Accounting Officer, Vice President, Internal Audit and independent public accountants, providing an opportunity for candid discussions regarding financial management, accounting, auditing, and internal controls;
  ➢
  reviewed and discussed with management the Company's earnings releases and financial results for each quarterly period in 2019 and the audited financial statements of the Company for the fiscal year ended December 31, 2019;
  ➢
  received periodic reports on management's process to assess the adequacy of the Company's system of internal control over financial reporting, the framework used to make the assessment, and management's conclusions on the effectiveness of the Company's internal control over financial reporting;
  ➢
  met with Ernst & Young LLP, the Company's independent registered public accounting firm, with and without management present;
  ➢
  discussed with Ernst & Young LLP the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) and SEC standards and such other matters as we deemed to be appropriate, including the overall scope and plans for the audit;
  ➢
  received the written disclosures and the letter from Ernst & Young LLP required by the applicable PCAOB requirements regarding the independent accountant's communications with the Audit Committee concerning independence;
  ➢
  discussed with Ernst & Young LLP the firm's independence from management and the Company;
  ➢
  reviewed the amount of fees paid to Ernst & Young LLP for both audit and non-audit services;
  ➢
  reviewed and discussed with senior management the Company's risk management policies and the Company's process for assessing major risk exposures and the policies management has implemented to monitor and control such exposures, including the Company's financial risk exposures, including financial statement risk and such other risk exposures as were delegated by the Board to the Committee for oversight;

Equitrans Midstream Corporation - 2020 Proxy Statement     51

  ➢
  received quarterly reports from the Company's General Counsel (or such General Counsel's designee) on compliance matters and reviewed, as an annual matter, the Company's compliance program;
  ➢
  received and discussed, together with the Board, annually a report from management regarding risks related to information technology and cybersecurity;
  ➢
  reviewed and discussed with senior management major financial risk exposures; and
  ➢
  reviewed the Company's internal audit plan, which was developed, in part, in connection with the Company's enterprise risk management process, received individual audit reports and discussed with management measures implemented in response to internal audits, and reviewed the performance of the Company's internal audit function.

Based on the reports and discussions above, we recommended to the Board of Directors that the audited financial statements be included in the Equitrans Midstream Corporation 2019 Annual Report on Form 10-K.

This report has been furnished by the Audit Committee of the Board of Directors.

Kenneth M. Burke, Chair
Margaret K. Dorman
Robert F. Vagt

52    Equitrans Midstream Corporation - 2020 Proxy Statement

ITEM NO. 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2020.

The Audit Committee is responsible for the appointment and oversight of our independent registered public accounting firm and is involved in the selection of the lead engagement partner. The Committee has appointed Ernst & Young LLP (Ernst & Young) as the Company's independent registered public accounting firm to examine the consolidated financial statements of the Company and its subsidiaries for the calendar year 2020. Ernst & Young has audited our financial statements since we became an independent publicly-traded company in 2018 and EQM's financial statements since its initial public offering in 2012, and was the auditor of our former parent company for many years. In deciding whether to reappoint Ernst & Young, the Audit Committee evaluated the firm's qualifications, considering, among other things, the quality of services, sufficiency of resources, effectiveness of communications, and knowledge of the industry.

Shareholder approval is not required for the appointment of our independent accounting firm. However, the Board is submitting the appointment for ratification by the Company's shareholders as a matter of good corporate governance. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will consider the appointment of another independent accounting firm for the following year. Whether or not our shareholders ratify the appointment of Ernst & Young, the Audit Committee may appoint a different independent accounting firm at any time if it determines that such a change would be appropriate.

Representatives of Ernst & Young are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

The following chart details the fees billed to the Company by Ernst & Young during 2019 and 2018 (excluding the fees billed to EQM as described below):

	2019	2018
Audit Fees(1)	$662,373	$200,000

Audit-Related Fees(2)	$68,960	—

Tax Fees	—	—

All Other Fees(3)	$567,925	—

Total	$1,299,258	$200,000

  (1)
  Includes fees for the audit of the Company's annual financial statements and internal control over financial reporting in 2019, reviews of financial statements included in the Company's quarterly reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements and consents.

  (2)
  Includes fees for audits of, and consents related to, employee benefit plans and attest engagements not required by statute or regulation.

  (3)
  Includes fees related to permissible enterprise resource planning system pre-implementation risk assessment services. In all cases, this did not include any services or recommendations associated with the design or implementation of systems, processes or controls.

The Audit Committee has adopted a Policy Relating to Services of Registered Public Accountant under which the Company's independent accounting firm is not allowed to perform any service that may have the effect of jeopardizing the independent accounting firm's independence. Without limiting the foregoing, the independent accounting firm may not be retained to perform the following:

    ➢
    Bookkeeping or other services related to the accounting records or financial statements
    ➢
    Financial information systems design and implementation

Equitrans Midstream Corporation - 2020 Proxy Statement     53

    ➢
    Appraisal or valuation services, fairness opinions or contribution-in-kind reports
    ➢
    Actuarial services
    ➢
    Internal audit outsourcing services
    ➢
    Management functions
    ➢
    Human resources functions
    ➢
    Broker-dealer, investment adviser or investment banking services
    ➢
    Legal services
    ➢
    Expert services unrelated to the audit
    ➢
    Prohibited tax services

All audit and permitted non-audit services for the Company and its subsidiaries (other than for EQM and its respective subsidiaries) must be pre-approved by the Audit Committee. The Audit Committee has delegated specific pre-approval authority with respect to audit and permitted non-audit services to the Chair of the Audit Committee but only where pre-approval is required to be acted upon prior to the next Audit Committee meeting and where the aggregate audit and permitted non-audit services fees pre-approved under such policy since the last Audit Committee meeting are not more than $75,000. The Audit Committee encourages management to seek pre-approval from the Audit Committee at its regularly scheduled meetings. In 2019, 100% of the professional fees required to be pre-approved complied with the above policy.

Ernst & Young also served as the independent accounting firm for EQM during 2019. The Audit Committee of the EQM Board approves all audit and permitted non-audit services pertaining to EQM and its subsidiaries. All fees associated with such services are reported to the Company's Audit Committee at its next meeting. In connection with such services, the following fees were billed by Ernst & Young;

    •
    For EQM during 2019 $2,014,992, all of which were for the audit of EQM's annual financial statements and internal control over financial reporting, reviews of financial statements included in EQM's quarterly reports on Form 10-Q, services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements, comfort letter procedures and consents.

    •
    For EQM during 2018 $817,920, all of which were for the audit of EQM's annual financial statements and internal control over financial reporting, reviews of financial statements included in EQM's quarterly reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements, comfort letter procedures and consents.

54    Equitrans Midstream Corporation - 2020 Proxy Statement

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
	(A)		(B)	(C)
Equity Compensation Plans Approved by Shareholders(1)	2,669,316	(3)	38.55 (5)	28,987,669 (6)

Equity Compensation Plans Not Approved by Shareholders(2)	14,521	(4)	N/A	85,480

Total	2,683,837		N/A	29,073,149

(1)
Includes the ETRN LTIP approved by EQT as sole shareholder prior to the Separation while the Company was a wholly-owned subsidiary of EQT.

(2)
Includes the Director Plan. The plan is described below.

(3)
Represents the number of underlying shares of common stock associated with 464,876 outstanding options; 540,059 restricted share units; 412,440 performance awards (including dividend reinvestment) assuming a maximum payout at three times target awards; 1,011,218 performance awards assuming a maximum payout at two times target awards; and 240,723 directors' deferred stock units awarded under the ETRN LTIP or granted by EQT and assumed by the Company in connection with the Separation to be paid out under the ETRN LTIP.

(4)
Represents the number of underlying shares of common stock associated with deferred stock units allocated to non-employee directors' accounts in respect of deferred fees payable in shares of common stock under the Director Plan.

(5)
Represents the weighted-average exercise price of the outstanding stock options only. The outstanding restricted share units, performance shares, and deferred stock units are not included in this calculation.

(6)
Represents the number of common shares available for future issuance of the types of securities outstanding under column (A), as well as awards of restricted shares.

Equitrans Midstream Corporation Directors' Deferred Compensation Plan

The Director Plan was adopted by the Board of Directors in connection with the Separation to provide an opportunity for the members of the Board of Directors of Equitrans Midstream to defer payment of all or a portion of the fees to which they are entitled as compensation for their services as members of the Board. The Director Plan also administers the payment of stock units and phantom stock awarded to non-employee directors pursuant to the ETRN LTIP (or, as applicable, pursuant to long-term incentive plans administered by EQT prior to the Separation and converted into Company stock units and phantom stock in connection with the Separation).

Amounts in deferral accounts under the EQT Corporation 2005 Directors' Deferred Compensation Plan of any individuals who became members of the Board upon the Separation were transferred into a deferral account under the Director Plan in connection with the Separation.

Equitrans Midstream Corporation - 2020 Proxy Statement     55

ADDITIONAL INFORMATION

Proposals, Board Recommendations, Vote Required, and Broker Non-Votes

Only holders of record at the close of business on March 12, 2020, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. Each share of Equitrans Midstream common stock that you own as of the record date represents one vote, and shareholders do not have cumulative voting rights. At the close of business on March 12, 2020, Equitrans Midstream had 229,689,721 shares of common stock outstanding. A quorum is necessary to conduct business at the annual meeting. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. You are part of the quorum if you have returned a proxy.

If you are a beneficial owner whose shares are held of record by a broker, bank or other holder of record, you have the right to direct your broker, bank or other holder of record in voting your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the holder of record does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker, bank or other holder of record can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under NYSE rules.

The following summarizes the voting requirements for each proposal:

Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed

Item No. 1: Election of directors, each for a one-year term expiring at the 2021 annual meeting of shareholders	FOR EACH NOMINEE	Majority of votes cast.*	No

Item No. 2: Approval, on an advisory basis, of the compensation of our named executive officers for 2019	FOR	Majority of votes cast.	No

Item No. 3: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020	FOR	Majority of votes cast.	Yes

*
If a nominee receives a greater number of votes against than votes FOR election, the Board will consider whether to accept the nominee's previously submitted conditional resignation.

For purposes of the approval of the proposals above, abstentions, broker non-votes and the failure to vote are not votes cast and, accordingly, have no effect on the outcome of such proposals, although brokers do have discretionary authority to cast a vote on Item No. 3 if no instructions are received.

Corporate Secretary Contact Information

You may contact the Company's Corporate Secretary by sending correspondence to: Equitrans Midstream Corporation, 2200 Energy Drive, Canonsburg, Pennsylvania 15317, Attn: Corporate Secretary.

56    Equitrans Midstream Corporation - 2020 Proxy Statement

Notice of Internet Availability of Proxy Materials

The SEC permits us to electronically distribute proxy materials to shareholders. We have elected to provide access to our proxy materials and annual report to certain of our shareholders on the Internet instead of mailing the full set of printed proxy materials. On or about April 9, 2020, we will mail to certain shareholders a notice of Internet availability of proxy materials (eProxy Notice) containing instructions regarding how to access our proxy statement and annual report and how to submit your vote over the Internet. If you received an eProxy Notice by mail, you will not receive printed copies of the proxy materials and annual report in the mail unless you request them. If you received an eProxy Notice by mail and would like to receive a printed copy of our proxy materials, follow the instructions for requesting such materials included in the eProxy Notice.

Voting Instructions
Voting Instructions for Shareholders of Record

If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are considered the shareholder of record of those shares. The proxy materials have been sent directly to you by Broadridge Financial Solutions, Inc. You may vote your shares at our annual meeting or by submitting your proxy by:

➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www.proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling (1-800-690-6903) in the United States or 1-718-921-8500 from foreign countries.

If you vote by submitting your proxy card, your shares will be voted as indicated on your properly completed unrevoked proxy card. If you return your proxy card but do not indicate how your shares should be voted on an item, the shares represented by your properly completed unrevoked proxy card will be voted as recommended by the Board of Directors. If you do not return a properly completed proxy card and do not vote electronically during the virtual annual meeting, by telephone or on the Internet, your shares will not be voted.

In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail. Even if you plan to participate in the virtual annual meeting, we encourage you to vote by proxy as soon as possible.

See "Notice of Internet Availability of Proxy Materials" above if you received an eProxy Notice. If you receive an eProxy notice, you will only be able to vote over the Internet unless you request paper copies of the proxy materials.

Equitrans Midstream Corporation - 2020 Proxy Statement     57

Voting Instructions for Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in street name. You should receive an eProxy Notice or a vote instruction form (VIF) together with copies of the proxy statement and annual report from your broker, bank or other holder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record in voting your shares by following the instructions included in the mailing on how to submit your voting instructions, including by:

➢ Mail: completing the VIF as outlined in the instructions on the form and mailing the form in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www.proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling (1-800-690-6903) in the United States or 1-718-921-8500 from foreign countries.

See "Proposals, Board Recommendations, Vote Required, and Broker Non-Votes" above for the right of brokers, banks and other holders of record to vote on routine matters for which they have not received voting instructions.

Please review your VIF for the date by which your instructions must be received in order for your shares to be voted. You may also vote electronically during the virtual annual meeting using your 16 digit control number provided by your bank or broker. In the case of Internet or telephone voting, you should have your VIF in hand and retain the form until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the VIF by mail.

If your shares are held through the Equitrans Midstream Corporation Employee Savings Plan (the Employee Savings Plan) or the ETRN LTIP, see "Voting Shares Held Through the Employee Savings Plan" and "Voting Restricted Shares Held Through the ETRN LTIP" below for instructions regarding how to vote your shares and the right of the holders of record to vote your shares on matters for which they have not received voting instructions.

See "Notice of Internet Availability of Proxy Materials" above if you received an eProxy Notice. If you receive an eProxy notice, you will only be able to vote over the Internet unless you request paper copies of the proxy materials.

Voting Shares Held Through the Employee Savings Plan

If you hold shares through the Employee Savings Plan, you will receive a separate proxy card, proxy statement and annual report. You must use this separate proxy card to instruct the trustee of the Employee Savings Plan on how to vote your shares held in the plan. You may instruct the trustee to vote your shares by:

➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www. proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling (1-800-690-6903) in the United States or 1-718-921-8500 from foreign countries.

If you do not return a proxy card or if you return a proxy card with no instructions, the trustee will vote your shares in proportion to the way other plan participants vote their shares. Please note that the proxy cards for the Employee Savings Plan have an earlier return date. Please review your proxy card for the date by which your instructions must be received in order for your Employee Saving Plan shares to be voted.

58    Equitrans Midstream Corporation - 2020 Proxy Statement

In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail.

Voting Restricted Shares Held Through the ETRN LTIP

If you hold restricted shares through the ETRN LTIP, you will receive a separate proxy card, proxy statement, and annual report. You must use this separate proxy card to instruct the ETRN LTIP administrator on how to vote your restricted shares held in the plan. You may instruct the administrator to vote your shares by:

➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www. proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling (1-800-690-6903) in the United States or 1-718-921-8500 from foreign countries.

If you return a proxy card with no instructions, the administrator or its designee will vote your shares as recommended by the Board of Directors. If you do not return a proxy card, your shares will not be voted. Please note that the proxy cards for the ETRN LTIP have an earlier return date. Please review your proxy card for the date by which your instructions must be received in order for your shares to be voted.

In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail.

How to Change Your Vote

If you are a shareholder of record, you may revoke your proxy before polls are closed at the meeting by:

    ➢
    voting again by submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than the prior proxy;

    ➢
    voting electronically during the virtual annual meeting; or

    ➢
    notifying the Company's Corporate Secretary in writing that you are revoking your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. Your last validly submitted vote is the vote that will be counted. If the meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted.

Receiving More Than One Proxy Card and/or VIF

If you receive more than one proxy card as a shareholder of record, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, NY 11219, at its toll free number (1-800-937-5449), by email at help@astfinancial.com, or on its website www.astfinancial.com. If you receive more than one proxy card, it is important that you return each proxy card with voting instructions for your votes to be counted.

If you receive more than one VIF, please contact the broker, bank or other holder of record holding your shares to determine whether you can consolidate your accounts.

Voting on Other Matters not Included in this Proxy Statement that May be Presented at the Annual Meeting

Since no shareholder has indicated an intention to present any matter not included in this proxy statement to the annual meeting in accordance with the advance notice provision in the Company's bylaws, the Board is not aware of any other proposals for the meeting. If another proposal is properly presented, the persons named as proxies will vote your returned proxy in their discretion.

Equitrans Midstream Corporation - 2020 Proxy Statement     59

Participating in the Annual Meeting

You may participate in the virtual annual meeting if you were a shareholder on March 12, 2020. You will be able to participate in the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ETRN2020. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the ETRN LTIP or the Employee Savings Plan, which must be voted prior to the meeting). Information regarding the rules of conduct at the annual meeting will be posted on our investor relations website at ir.equitransmidstream.com by clicking "Governance" in advance of the annual meeting and will also be available on the virtual meeting platform during the annual meeting.

To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of proxy materials, on your proxy card or on the VIF that accompanied your proxy materials. The annual meeting webcast will begin promptly at 2:00 p.m. Eastern Time on May 20, 2020, and shareholders will be able to log in beginning at 1:45 p.m. Eastern Time on May 20, 2020. We encourage you to access the meeting prior to the start time.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

Voting During the Annual Meeting

Shares registered directly in your name as the shareholder of record may be voted electronically during the annual meeting. If you choose to vote your shares online during the annual meeting, please follow the instructions provided on the notice of Internet availability of proxy materials or the proxy card to log in to www.virtualshareholdermeeting.com/ETRN2020. You will need the 16-digit control number included on your notice of Internet availability of proxy materials or on your proxy card. If your shares are held in a stock brokerage account or by a bank or other holder of record, you may also vote electronically during the virtual annual meeting using your 16 digit control number provided by your bank or broker.

Even if you plan to participate in the annual meeting, the Company strongly recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to participate in the annual meeting.

Questions

During the live question and answer portion of the annual meeting, shareholders may submit questions, which will be answered as they come in, as time permits. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/ETRN2020, type your question into the "Ask a Question" field, and click "Submit." Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Technical Difficulties

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual annual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Other Matters
Solicitation of Proxies

We are soliciting proxies primarily by use of the mails. However, we may also solicit proxies in person, by telephone, by facsimile, by courier or by electronic means. To the extent that our directors, officers or other employees participate in this solicitation, they will not receive any compensation for their participation, other than their normal compensation. D.F. King & Co., Inc. assists us with the solicitation for a fee of $10,000 plus reasonable out-of-pocket expenses. We also reimburse brokerage firms and other custodians, nominees, and

60    Equitrans Midstream Corporation - 2020 Proxy Statement

fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies.

The Company bears all costs associated with this proxy solicitation.

Shareholder Proposals and Director Nominations

Under SEC rules, eligible shareholders may submit proposals for inclusion in the proxy statement for our 2021 annual meeting. Shareholder proposals must comply with the requirements established by the SEC and must be submitted in writing and received by our Corporate Secretary on or before the close of business on December 10, 2020 (for them to be considered for inclusion in the 2021 proxy statement).

If you would like to present a matter not included in our proxy statement for consideration at our 2021 annual meeting, including nominations for director candidates, you must send advance written notice to our Corporate Secretary. According to our bylaws, the Corporate Secretary must receive notice of any matter or nominations to be presented at the 2021 annual meeting no earlier than the close of business on January 20, 2021 (the 120th day prior to May 20, 2021, the one-year anniversary of this year's annual meeting) and no later than the close of business on February 19, 2021 (the 90th day prior to May 20, 2021). Any matter or nomination must comply with our bylaws.

Under our proxy access bylaws provision, a shareholder, or group of twenty or fewer shareholders, in each case owning continuously for at least three years as of both the date the notice is received by us and the record date for the annual meeting, shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in our proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by our Corporate Secretary no earlier than the close of business on the 150th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting and no later than the close of business on the 120th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting. Shareholders will not be able to take advantage of our proxy access bylaws to satisfy the ownership requirement until our shareholders' meeting in 2022 (which is three years from the Separation).

In addition, the Board's Corporate Governance Committee will consider in its normal course candidates recommended by the Company's shareholders. If the Corporate Governance Committee determines to nominate as a director an individual recommended by a shareholder, then the recommended individual will be included on the Company's slate for the next annual proxy statement. To make such recommendation, you must comply with the requirements described under "Corporate Governance and Board Matters — Director Nominations" on page 14 of this proxy statement.

Cautionary Statements

Disclosures in this proxy statement may contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as "anticipate," "estimate," "approximate," "expect," "intend," "plan," "believe" and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include the matters discussed regarding the expectation of performance under compensation plans, anticipated financial and operational performance of the Company and its subsidiaries, the expected timing of the closing of the EQM Merger, and the expected positive impacts of EQM's new global gathering agreement with EQT, including expected increases in MVCs. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and are beyond the Company's control. The risks and uncertainties that may affect the operations, performance and results of

Equitrans Midstream Corporation - 2020 Proxy Statement     61

the Company's business and forward-looking statements include, but are not limited to, those set forth in the Company's annual report on Form 10-K for the year ended December 31, 2019.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Websites

Website addresses referenced in this proxy statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

62    Equitrans Midstream Corporation - 2020 Proxy Statement

APPENDIX A

Related Person Transactions with EQT and EQM
Related Person Transactions with EQT

As of March 12, 2020, EQT held a 11% ownership interest in the Company. Therefore, EQT is a related person of the Company under SEC rules.

Separation and Distribution Agreement.    On November 12, 2018, the Company, EQT and EQT Production Company entered into the Separation and Distribution Agreement, pursuant to which, among other things, EQT effected the Separation. The Separation and Distribution Agreement provides for, among other things, indemnification obligations designed to make the Company financially responsible for substantially all liabilities that may exist relating to the midstream business, whether incurred prior to or after the Separation.

Transition Services Agreement.    On November 12, 2018, in connection with the Separation, the Company and EQT entered into a transition services agreement, as amended (the Transition Services Agreement). Pursuant to the Transition Services Agreement, each party agreed to provide certain services to the other on an interim, transitional basis, including services related to information technology, the administration of certain employee benefits and other corporate support services. The Company and EQT agreed to pay the other a fee for these services on a monthly basis. The Transition Services Agreement terminated on June 30, 2019.

Tax Matters Agreement.    On November 12, 2018, in connection with the Separation, the Company and EQT entered into a tax matters agreement (the Tax Matters Agreement) that governs the parties' respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution made in connection with the Separation and certain related transactions to qualify as generally tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation with respect to tax matters. In addition, the Tax Matters Agreement imposes certain restrictions on the Company and its subsidiaries, including restrictions on share issuances, business combinations, sales of assets and similar transactions, that are designed to preserve the tax-free status of the distribution and certain related transactions. The Tax Matters Agreement provides special rules that allocate tax liabilities in the event that the distribution made in connection with the Separation, together with certain related transactions, are not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes, whether imposed on the Company or EQT, that arise from (i) the failure of the distribution, together with certain related transactions, to qualify for tax-free treatment, or (ii) if certain related transactions were to fail to qualify for their intended tax treatment, in each case, to the extent that the failure to qualify is attributable to actions, events or transactions relating to such party's respective stock, assets or business or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.

Employee Matters Agreement.    On November 12, 2018, in connection with the Separation, the Company and EQT entered into an employee matters agreement (the Employee Matters Agreement). Pursuant to the Employee Matters Agreement, the Company and EQT allocated liabilities and responsibilities related to employment and compensation and benefits matters and generally agreed to the Company's assumption of liabilities associated with employees transferred from EQT to the Company in connection with the Separation. The Company also agreed to establish certain retirement and welfare plans that mirrored similar plans in effect at EQT, and EQT and the Company agreed to the adjustment and replacement of equity compensation awards denominated in EQT common stock in part with awards denominated in Equitrans Midstream common stock.

Shareholder and Registration Rights Agreement.    On November 12, 2018, in connection with the Separation and Distribution, the Company entered into a shareholder and registration rights agreement (the Registration Rights Agreement) with EQT, pursuant to which the Company agreed that, upon the request of EQT, the Company would use commercially reasonable efforts to effect the registration of the shares comprising the 19.9% interest in the Company retained by EQT in connection with the Separation (the Retained Interest), and EQT agreed to vote any shares comprising the Retained Interest in proportion to the votes cast by the Company's other shareholders. EQT granted the Company a proxy to vote its shares comprising the Retained Interest in such proportion. The Registration Rights Agreement also includes provisions to facilitate the transferability of the Retained Interest.

EQGP's, EQM's and RMP's Omnibus Agreements with EQT.    Prior to the Separation, EQGP (now a subsidiary of EQM), EQM and Rice Midstream Partners LP (now an operating subsidiary of EQM) (RMP) each had an omnibus agreement with EQT. Pursuant to the omnibus agreements, EQT performed centralized corporate general and administrative services for EQGP, EQM and RMP and provided a license for EQGP's and EQM's use of the name "EQT" and related marks in connection with their businesses. EQGP, EQM and RMP reimbursed EQT for the expenses incurred by EQT in providing these services. EQM's and RMP's omnibus agreements also provided for certain indemnification obligations between EQM and RMP on the one hand, and EQT on the other hand. On November 12, 2018, EQT terminated the EQGP, EQM and RMP omnibus agreements. Certain indemnification obligations of EQT, EQM and RMP remain in effect following the termination and have been memorialized pursuant to (i) the amended and restated omnibus agreement, dated November 13, 2018, among EQT, EQM and EQM's former general partner, and (ii) the second amended and restated omnibus agreement, dated November 13, 2018, among EQT, EQT RE, LLC, RM Partners LP, EQM Midstream Management LLC and EQM Poseidon Midstream LLC. The Company is generally responsible for these surviving obligations of EQT pursuant to the Separation and Distribution Agreement.

Shared Use Agreement.    In connection with the Separation, EQM executed a shared use agreement with EPC, pursuant to which, subject to the terms and conditions thereof, each party is entitled to access and use certain real property (including rights-of-way), equipment, facilities and records identified therein of the other party.

Commercial Agreements with EQT.    In the ordinary course of business, the Company, through EQM, engages in transactions with EQT and its affiliates, including, but not limited to, gas gathering agreements, transportation service and precedent agreements, storage agreements, and water service agreements. For the year ended December 31, 2019, the Company's operating revenues under these agreements were $1,122.6 million. These agreements under which 2019 operating revenues were recognized by the Company are described below.

Eureka Gas Gathering Agreement.    EQT (as assignee of Stone Energy Company) is party to a gas gathering services agreement with Eureka Midstream, LLC (as successor-in-interest to Eureka Hunter Pipeline, LLC) (Eureka), a wholly owned subsidiary of Eureka Midstream, dated February 17, 2012, for gathering services subject to two separate Individual Transaction Confirmations (each an ITC). Under ITC No. EHP-Stone-005, Eureka provides gathering services on the Lewis Wetzel Low Pressure Gas Gathering System and produced liquids gathering for an 8-year term (with year-to-year rollovers). Under the agreement, Eureka gathers EQT's gas from the Mills Wetzel production area and delivers gas to a central production facility (Carbide Facility) for compression, dehydration, metering and delivery to the MarkWest Mobley Gas Processing Plant. Eureka is also responsible for separation of produced liquids at the Carbide Facility. Under ITC No. EHP-Stone-004, Eureka Midstream provides interruptible gathering services on its TCP Residue Lateral line, by accepting residue gas at the MarkWest Mobley Gas Processing Plant and delivering the same to the Smithfield — Mobley TCO meter. The term of such service is month to month.

EQM Gas Gathering Agreements.    On April 30, 2014, EQT entered into a gas gathering agreement (the Jupiter Gas Gathering Agreement) with EQT Gathering for gathering services on the Jupiter gathering system (Jupiter). The Jupiter Gas Gathering Agreement has a 10-year term (with year-to-year rollovers), which began on May 1, 2014. Under the agreement, EQT subscribed for approximately 225 MMcf per day of firm compression capacity which was available on Jupiter at that time. In the fourth quarter of 2014, EQM placed one compressor station in service and added compression at the two existing compressor stations in Greene County, Pennsylvania. This expansion added approximately 350 MMcf per day of compression capacity. EQT's firm capacity subscribed under the Jupiter Gas Gathering Agreement increased by 200 MMcf per day effective December 1, 2014 and by 150 MMcf per day effective January 1, 2015. In the fourth quarter of 2015, EQM completed an additional expansion project which brought the total Jupiter compression capacity to approximately 775 MMcf per day. EQT's firm capacity subscribed under the Jupiter Gas Gathering Agreement increased by approximately 50 MMcf per day effective October 1, 2015 and approximately 150 MMcf per day effective November 1, 2015. The Jupiter Gas Gathering Agreement provided for separate terms of up to 10 years from the applicable in service date (with year-to-year rollovers) for the compression capacity associated with each expansion project. EQT also agreed to pay a monthly usage fee for volumes gathered in excess of firm compression capacity. In connection with the closing of EQT's contribution of Jupiter to EQM Gathering Opco, LLC, an indirect wholly owned subsidiary of EQM (EQM Gathering Opco), on May 7, 2014, the Jupiter Gas Gathering Agreement was assigned to EQM Gathering Opco.

On March 10, 2015, EQT entered into two gas gathering agreements with EQT Gathering for gathering services on the NWV Gathering system. The gathering agreement for gathering services on the wet gas header pipeline (WG-100 Gas Gathering Agreement) had a 10-year term (with year-to-year rollovers), beginning March 1, 2015. Under the agreement, EQT had subscribed for approximately 400 MMcf per day of firm capacity currently available on the wet gas header pipeline. EQT also agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. In connection with the closing of the NWV Gathering Acquisition (as defined below), the WG-100 Gas Gathering Agreement was assigned to EQM Gathering Opco.

The gas gathering agreement for gathering services in the Mercury, Pandora, Pluto and Saturn development areas (MPPS Gas Gathering Agreement) had a 10-year term (with year-to-year rollovers), beginning March 1, 2015. Under the agreement, EQT initially subscribed for approximately 200 MMcf per day of firm capacity then available in the Mercury development area, 40 MMcf per day of firm capacity in the Pluto development area and 220 MMcf per day of firm capacity in the Saturn development area. EQT's firm capacity subscribed under the MPPS Gas Gathering Agreement increased by 100 MMcf per day effective December 1, 2015 related to the completed expansion project in the Pandora development area. An additional expansion project brought the total Saturn compression capacity to 300 MMcf per day effective November 1, 2016.

EQT had agreed to separate 10-year terms (with year-to-year rollovers) for the compression capacity associated with each expansion project. EQT also agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. In connection with the closing of the NWV Gathering Acquisition, the MPPS Gas Gathering Agreement was assigned to EQM Gathering Opco.

Effective as of October 1, 2016, EQT entered into a 10-year (with year-to-year rollovers) gas gathering agreement for services in the Applegate/McIntosh and Terra development areas in southwestern Pennsylvania and the Taurus development area in northern West Virginia (the AMTT Gathering Agreement). Under the agreement, EQT initially subscribed for total firm capacity of approximately 235 MMcf per day. Effective September 1, 2018, the contracted firm capacity under the agreement increased to an aggregate of 365 MMcf per day during the remaining life of the contract in connection with, among other things, an expansion project in the Applegate/McIntosh development area. EQT also agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. In connection with the closing of EQM's acquisition of certain gathering and transmission assets from EQT in October 2016, the AMTT Gathering Agreement was assigned to EQM Gathering Opco.

Effective as of April 1, 2019, EQT and EPC entered into a gas gathering agreement (the Stonewall Valley Gathering Agreement) with EQM for gathering services with respect to production from natural gas wells from EQT's Stonewall Valley Unit, Mingo Unit and Kevech Unit, all located in Washington County, Pennsylvania. The Stonewall Valley Gathering Agreement had a 10-year term (with year-to-year rollovers).

As a result of the 2017 merger among EQT, its wholly-owned merger subsidiary, and Rice Energy (the Rice Merger), the surviving entity acquired all of Rice Energy's rights and assumed all of Rice Energy's obligations under a second amended and restated gas gathering and compression agreement executed on March 31, 2017 with EQM Olympus (the Ohio Gathering Agreement), which became a wholly-owned subsidiary of EQM on May 22, 2018 as a result of the 2018 Drop-Down Transaction (as defined below). Pursuant to the Ohio Gathering Agreement, EQM provides gathering services to EQT in Belmont County, Ohio. The agreement has a 15-year term that began on December 22, 2014 (with month-to-month rollovers). Under the agreement, Rice Energy initially subscribed for total guaranteed capacity of approximately 100 MMcf per day to the Dominion East Ohio delivery point. Over the course of the agreement, new delivery points came online: Texas Eastern Pipeline (April 30, 2015; 200 MMcf per day), Rockies Express Pipeline (December 31, 2015; 225 MMcf per day), ET Rover Pipeline (September 1, 2017; 100 MMcf per day) and Leach Xpress Pipeline (November 1, 2017; 200 MMcf per day). With the foregoing expansion, the total guaranteed capacity under the agreement increased to approximately 825 MMcf per day across all delivery points. EQT also delivers gas to the Goliath delivery point on an interruptible basis. EQT pays a fixed fee (based on the applicable receipt and delivery points) per dekatherm of natural gas delivered. In addition to gathering services, EQM agreed to provide interconnection and compression services for an additional fee.

On June 8, 2017, EQT and two third party producers entered into a 15-year (with year-to-year rollovers) gas gathering agreement with EQM Gathering Opco for gathering services on the Marianna Gathering System (the Marianna Gas Gathering Agreement), pursuant to which EQT pays a fixed fee per dekatherm of natural gas, subject to certain annual and other adjustments, gathered by EQM Gathering Opco. During 2019, EQM connected EQT's Gahagan Pad to the Marianna Gathering System. Under the Marianna Gas Gathering Agreement, EQT and the other two producers also dedicated approximately 10,100 acres and any future acreage EQT acquires within the dedication area during the term to EQM Gathering Opco.

On August 8, 2017, EQT entered into a 10-year (with year-to-year rollovers) gas gathering agreement with EQM Gathering Opco for gathering services on the River Pad Gathering System (the River Pad Gas Gathering Agreement). Under the agreement, EQT had subscribed for approximately 30 MMcf per day of firm capacity that became available in the second quarter of 2018. Under the River Pad Gas Gathering Agreement, EQT also dedicated approximately 30,000 acres and any future acreage EQT acquires within the dedicated area during the term to EQM Gathering Opco and agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity.

EQT Energy, LLC (EQT Energy), an indirect wholly owned subsidiary of EQT, is a party to a gas gathering agreement with EQM for interruptible service on EQM's FERC-regulated low pressure gathering system. The agreement has a primary term of one year and renews automatically for one-month periods, subject to 30 days prior written notice by either party to terminate. Service under this gathering agreement is fee based at the rate specified in EQM's tariff.

On February 12, 2018, EQT Energy and EPC executed a gas gathering agreement (the Hammerhead Gas Gathering Agreement) with EQM Gathering Opco to provide gathering and transmission services from receipt points on the Jupiter gathering system, Marianna gathering system and a gathering system in Washington County, Pennsylvania and delivery into the Texas Eastern Pipeline and the Mountain Valley Pipeline (MVP). The Hammerhead Gas Gathering Agreement has a 20-year term (with year-to-year rollovers). A portion of the Hammerhead project is expected to become operational in the second quarter of 2020 and will provide interruptible service until MVP is placed in-service, at which time the firm capacity commitment will begin. The Hammerhead project has a targeted full in-service date of late 2020. Under the agreement, EQT has subscribed for approximately 1,200 million dekatherm (MDth) per day of firm gathering capacity during the life of the contract. The capacity reservation charge under the contract is fixed, subject to certain annual and other adjustments, including certain adjustments in the event the in-service date under the agreement has not occurred by the end of the third quarter of 2020. EQT has agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. Effective as of June 1, 2019, the parties agreed that the western receipt point on the Jupiter Gathering System would be removed from the Hammerhead project, and that associated capital would be redeployed in order to (i) connect Hammerhead to the DTI TL-360 downstream pipeline, (ii) add a receipt point at Throckmorton with an associated MDQ of 600,000 Dth per day, and (iii) add incremental compression on the gathering system up to 1440 psig and extending high pressure-low pressure system upstream of the Throckmorton receipt point. These amendments were made in connection with other agreements of the parties relative to Claysville (Pisces) Gathering System described below.

On June 7, 2018, EQT Energy and EPC executed a gas gathering agreement with EQM for gathering services in the Claysville (Pisces) development area (the Claysville Gas Gathering Agreement). The Claysville Gas Gathering Agreement had a 10-year term (with year-to-year rollovers). Under the agreement, EQT initially subscribed for total firm capacity of approximately 200,000 MDth per day. The contracted firm capacity would have increased to 300,000 MDth per day during the life of the contract. The capacity reservation charge under the contract was fixed, subject to certain annual and other adjustments.

Legacy RMP Gas Gathering Agreements.    As a result of EQM's merger with RMP in July 2018 (the EQM-RMP Merger), the surviving entity acquired all of RMP's rights and assumed all of RMP's obligations under various gas gathering agreements with EQT and its affiliates, as described in detail below.

As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under a fixed price per unit gathering and compression agreement executed on December 22, 2014 with Rice Energy (which was acquired by EQT as a result of the Rice Merger) that expires in December 2029 (the RMP PA Gathering Agreement). Pursuant to the agreement, EQM gathered natural gas on certain of the Washington and Greene Counties, Pennsylvania gathering systems acquired by EQM as a result of the EQM-RMP Merger and provided compression services. Under the agreement, EQM charged EQT a gathering fee of $0.30 per dekatherm and a compression fee of $0.07 per dekatherm per stage of compression, each subject to annual adjustment for inflation based on the Consumer Price Index. This agreement covered approximately 209,000 gross acres of EQT's acreage position in the dry gas core of the Marcellus Shale in southwestern Pennsylvania as of December 31, 2019 and, subject to certain exceptions and limitations pursuant to the gas gathering and compression agreement, any future acreage certain affiliates of EQT acquire within these counties.

EQM was obligated to connect all of EQT's wells that produce gas from the area dedicated to EQM under the gas gathering and compression agreement that (i) were completed as of the closing date of RMP's initial public offering, (ii) were included in Rice Energy's initial development plan for drilling activity for the period from the closing date of RMP's initial public offering through December 31, 2017 or (iii) were within five miles of the gas gathering system acquired by EQM as a result of the EQM-RMP Merger on the date EQT provided EQM with notice that a new well pad was expected to require gathering services. For wells other than those described in the preceding sentence, EQM and EQT agreed to negotiate in good faith an appropriate gathering fee. If EQM cannot reach agreement with EQT on a gathering fee for any such additional well, EQT had the option to have EQM connect such well to its gathering systems for a gathering fee of $0.30 per dekatherm and bear the incremental cost of constructing the connection to such well in excess of the cost EQM would have incurred to connect a well located on the five-mile perimeter, or EQT could cause such well to be released from EQM's dedication under the gas gathering and compression agreement.

As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under a fixed price per unit gathering and compression agreement executed on December 18, 2015 with Rice Energy (which was acquired by EQT as a result of the Rice Merger) (the Cracker Jack Gathering Agreement). Pursuant to the agreement, EQM gathered natural gas on the Washington County, Pennsylvania gathering system acquired by EQM as a result of the EQM-RMP Merger and provided compression services to EQT. The term of this agreement would have expired in January 2021 with a 10-year extension term. Under the agreement, EQM received fixed gathering and compression fees per dekatherm, each subject to annual adjustment for inflation based on the Consumer Price Index. This agreement covered the Cracker Jack Area of Mutual Interest, which consisted of approximately 29,000 gross acres of EQT's acreage position in Washington County (the CJ AMI) as of December 31, 2019. Upon notice from EQT, EQM will be obligated to connect additional EQT wells within the CJ AMI.

Also, as a result of the EQM-RMP Merger, EQM assumed RMP's obligations under a 15-year, fixed price per unit gathering and compression agreement executed on October 21, 2015 with Rice Energy (which was acquired by EQT as a result of the Rice Merger) (the Cash Dollar Gathering Agreement). Pursuant to the agreement, EQM gathered natural gas on the Washington County, Pennsylvania gathering system acquired by EQM as a result of the EQM-RMP Merger and provided compression services to EQT. Under the agreement, EQM received fixed gathering and compression fees per dekatherm, each subject to annual adjustment for inflation based on the Consumer Price Index. This agreement covered approximately 2,200 gross acres of EQT's acreage position in Washington County as of December 31, 2019.

Effective as of December 16, 2016, in connection with an acquisition by EQT, EQT assumed the obligations under the Appalachia North Gathering System Gas Gathering Agreement, to which RMP was a party prior to the EQM-RMP Merger (the ANGS Gathering Agreement). As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under this agreement to gather natural gas on the Washington County, Pennsylvania gathering system acquired by EQM as a result of the EQM-RMP Merger and provide compression services to EQT. Under the agreement, EQM received fixed gathering and compression fees per dekatherm, each subject to annual adjustment for inflation based on the Consumer Price Index. The initial term of this agreement was until December 31, 2023 and it covered approximately 4,000 gross acres of EQT's acreage position in Washington County as of December 31, 2019.

Effective as of October 19, 2016, in connection with RMP's acquisition in October 2016 of certain midstream assets previously owned by affiliates of Vantage Energy, LLC (the Vantage Midstream Asset Acquisition), RMP acquired Vantage Energy II Access LLC (Vantage Access), which became an indirect wholly-owned subsidiary of EQM as a result of the EQM-RMP Merger. Vantage Access was party to a gas gathering agreement with an affiliate of EQT (the Windridge Gathering Agreement). Pursuant to the agreement, EQM gathered natural gas on its Windridge gathering system and provided compression and dehydration services to EQT. The initial term of this agreement would have expired in December 2023. Under the agreement, EQM received fixed gathering, compression and dehydration fees per dekatherm, each subject to an annual adjustment for inflation based upon the Consumer Price Index. Under this agreement, EQT dedicated the first 20,000 dekatherm per day of gas in Greene County, Pennsylvania to the Windridge gathering system.

Additionally, Vantage Access was party to a letter agreement with an affiliate of EQT, among other parties, pursuant to which EQM facilitated the crossflow of EQT's gas into the Windridge gathering system from its Rogersville gathering system for an additional 25% of the gathering fee and an additional 100% of the compression fee applicable to services provided to EQT on its Windridge system.

On November 25, 2015, Rice Poseidon Midstream LLC, which became an indirect wholly-owned subsidiary of EQM as a result of the EQM-RMP Merger, executed a fixed price per unit gas gathering agreement with a subsidiary of Rice Energy (which was acquired by EQT as a result of the Rice Merger) (the ASR Gathering Agreement). Pursuant to the agreement, EQM gathered and compressed natural gas on its Whipkey gathering system and connected its gathering system with the ASR gathering system. The primary term of this agreement would have expired in November 2025. EQM received fixed gathering and compression fees per dekatherm. Additionally, it received an interconnect fee on a monthly basis per dekatherm received at each applicable receipt point. All fees were subject to an annual adjustment based on the Consumer Price Index. This agreement covered approximately 2,200 gross acres of EQT's gross acreage position in Greene County, Pennsylvania as of December 31, 2019.

On September 14, 2017, Rice Poseidon Midstream LLC, which became an indirect wholly-owned subsidiary of EQM as a result of the EQM-RMP Merger, executed a gas gathering agreement with two subsidiaries of EQT (the State Gamelands Gathering Agreement). Pursuant to the agreement, EQM provided gathering services for EQT's State Gamelands 179 Well Pad in Greene County, Pennsylvania. The initial term of the agreement would have expired in September 2032 (with year-to-year rollovers). EQT initially subscribed for total guaranteed capacity of approximately 200 MMcf per day, with additional volumes delivered on an interruptible basis. Under the agreement, EQT had dedicated all gas from the Marcellus formation or above that is produced from wells located in the State Gamelands 179 Well Pad. EQM provided both gathering and compression services, with separate fixed fees charged per dekatherm of gas gathered and compressed.

On February 26, 2020, in connection with the EQM's and EQT's execution of the global gas gathering agreement, each of the Jupiter Gas Gathering Agreement, the WG-100 Gas Gathering Agreement, the MPPS Gas Gathering Agreement, the AMTT Gathering Agreement, the Stonewall Valley Gathering Agreement, the River Pad Gas Gathering Agreement, the Claysville Gas Gathering Agreement, the RMP PA Gathering Agreement, the Cracker Jack Gathering Agreement, the Cash Dollar Gathering Agreement, the ANGS Gathering Agreement, the ASR Gathering Agreement, the State Gamelands Gathering Agreement and the Letter Agreement regarding the connection of Kentor, Carpenter, Shipman and Beazer Wells Pads to Jupiter Gathering System, dated March 1, 2019 by and among Rice Drilling B LLC, EQM Gathering Opco, LLC and Equitrans, L.P. was terminated.

NWV Gathering Contribution Agreement and Preferred Interest.    On March 10, 2015, EQM entered into a Contribution and Sale Agreement pursuant to which, on March 17, 2015, EQT contributed the Northern West Virginia Marcellus Gathering System (NWV Gathering) to EQM Gathering (NWV Gathering Acquisition). The Contribution and Sale Agreement also contemplated the sale to EQM of a preferred interest in EQT Energy Supply, LLC (EES), which at the time was an indirect wholly owned subsidiary of EQT. EES generates revenue from services provided to a local distribution company. This sale was completed on April 15, 2015. During the year ended December 31, 2019, EQM received $11.0 million of distributions from EES in respect of its preferred interest.

Transportation Service and Precedent Agreements.    EQT Energy has contracted with Equitrans for firm transmission capacity with a primary term through October of 2024. The reserved capacity under this contract was 1,076 BBtu per day through August 1, 2016, is 1,035 BBtu through July 1, 2023 and will decrease as follows thereafter: 630 BBtu on July 1, 2023, 325 BBtu on September 1, 2023 and 30 BBtu on October 1, 2024. EQT Energy's firm transportation agreement will automatically renew for one year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate. In addition, during 2017, EQT Energy assumed a contract for 20 BBtu per day of firm transmission capacity with a primary term through June 30, 2024 which will automatically renew for one year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate. On November 13, 2017, EQT acquired a contract for 105 BBtu per day of firm transmission capacity with a primary term through October 31, 2018, which automatically renewed on November 1, 2018 and November 1, 2019 and will continue to automatically renew for one year periods upon the expiration of the then-current term, subject to six months prior written notice by either party to terminate. EQM has also entered into agreements with EQT Energy to provide (i) interruptible transmission service, which is currently renewing automatically for one year periods, subject to six months prior written notice by either party to terminate; and (ii) interruptible wheeling service, which is currently renewing automatically for one year periods, subject to one month prior written notice by either party to terminate.

In January 2016, EQT Energy entered into a firm transportation agreement for 650 BBtu per day of firm transmission capacity on EQM's Ohio Valley Connector pipeline. The firm transmission capacity became available when the pipeline began service on October 1, 2016. This agreement has a primary term through September 30, 2036.

EQT Energy is also party to a precedent agreement and service agreement with Equitrans for 300 BBtu per day of firm transmission capacity for a 20-year term utilizing proposed capacity that will be created by EQM's proposed Equitrans, L.P. Expansion project. The firm reservation charges and EQT Energy's associated capacity commitment for the Equitrans, L.P. Expansion project will commence once MVP is placed in service, which EQM is targeting in late 2020.

In connection with the Marianna Gas Gathering Agreement, on August 7, 2017, EQT Energy entered into a two-year (with month-to-month rollovers) transportation service agreement with Equitrans, under which EQT Energy pays a fixed fee per dekatherm of natural gas transported under the agreement. The transmission agreement was effective on September 1, 2017.

In connection with the River Pad Gas Gathering Agreement, on July 25, 2017, EQT Energy entered into a 10-year (with year-to-year rollovers) transportation service agreement with Equitrans for approximately 30 MMcf per day of firm transportation capacity. The firm transmission capacity became available upon completion of the River Pad project, which was completed in the second quarter of 2018.

Storage Agreements.    EQM is not currently a party to any firm storage agreements with EQT. EQM does, however, provide balancing, lending and parking services to EQT pursuant to Rate Schedule LPS.

EQM Water Services Agreements.    On June 18, 2018, EQM executed a water services agreement with EQT whereby EQM agreed to provide, on an interruptible basis, fresh water for use in connection with well drilling, hydro-fracturing and extraction operations at EQT's Carpenter well pad located in Greene County, Pennsylvania. The agreement has an initial term of five years, beginning on the in-service date of the water system, which occurred on July 17, 2018, and may be extended by the written agreement of the parties thereafter. Under the agreement, EQM receives a fixed fee for freshwater deliveries by pipeline directly to the Carpenter well pad. EQM and EQT entered into an Amended and Restated Water Services Agreement for the Carpenter well pad effective December 3, 2018 (Amended Carpenter Agreement). Pursuant to the Amended Carpenter Agreement, EQM will provide fresh water from its Washington and Greene County and Southwestern Pennsylvania Water Authority (SPWA) systems to the Carpenter well pad at a fixed rate paid by EQT. EQM's service will be provided on an interruptible basis, although EQT has committed to exclusively use EQM's water for the Carpenter well pad up to the required daily volume (on days EQT withdraws water). The Amended Carpenter Agreement has an in-service date of June 1, 2019, has an initial term of five years from the effective date and may be extended by written agreement of the parties thereafter.

Effective July 13, 2018, EQM executed a water services agreement with EQT whereby EQM agreed to provide, on an interruptible basis, fresh water for use in connection with hydraulic fracturing and drilling operations and other related operations in EQT's Claysville (Pisces) development area, subject to a minimum annual volume commitment. Under the agreement, EQM agreed to construct and operate a fresh water system connecting the SPWA's water system to each well within the Claysville (Pisces) development area for the delivery of fresh water under the water services agreement. EQM and EQT entered into a First Amendment to the Water Services Agreement for the Claysville (Pisces) development area effective January 1, 2020 (First Claysville Amendment). The First Claysville Amendment redefines the contract start date and contract year to correspond with the in-service date of the Claysville fresh water system. The First Claysville Amendment provides EQT a full calendar year to reach each established annual minimum volume commitment. The term of agreement is ten years from the contract start date of January 1, 2020 and will continue from year to year thereafter. Under the agreement, EQM will receive, in addition to certain other fees, (i) fixed fees per gallon based upon the volume of fresh water deliveries over the term of the agreement, subject to annual consumer price index adjustments, (ii) fees assessed by SPWA or another third party to source fresh water for delivery through the fresh water system; and (iii) reimbursement for all operational costs and fees to provide water to EQT.

In December 2018, Equitrans Water Services (PA), LLC executed three (3) additional water services agreements with EQT Production Company to design, construct, operate and maintain fresh water systems for the purpose of providing fresh water services to support EQT's well drilling, hydraulic fracturing and extraction work at several of its operations at various locations in Washington and Greene Counties, Pennsylvania:

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  Third Amended and Restated Water Services Agreement, dated December 3, 2018 (Kevech/Smith Agreement).    Pursuant to the Kevech/Smith Agreement, EQM provides fresh water from its Washington and Greene County system to EQT's SR-917, Xman, Cashdollar, Kevech, Smith and Mojo well pads and charges a fixed rate paid that varies by delivery point. EQM's service is provided on an interruptible basis, although EQT has committed to exclusively using EQM's water provided from the Smith and Kevech delivery points. EQT must provide 60 days' notice prior to required service at the Cashdollar, Smith, and Kevech delivery points and 45 days' notice prior to required service for all other delivery points. The Kevech/Smith Agreement has an initial term expiring October 21, 2022, which may be extended annually by EQT with prior notice for up to four periods of one year each.

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  Water Services Agreement, dated December 3, 2018 (Steelhead Agreement).    Pursuant to the Steelhead Agreement, EQM provides fresh water from the SPWA system to EQT's Hunter, Gahagan, Gregor, Lacko and Sanders well pads (and any additional delivery points added within 2,500 feet of each pad) and charges a tiered rate paid based upon water volumes provided. EQM's service is provided on a firm basis up to EQT's agreed minimum annual water volume commitment and on an interruptible basis thereafter. The Steelhead Agreement had an in-service date of December 1, 2018 and has an initial term of ten years which can be extended year to year thereafter.

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  Water Service Agreement, dated December 10, 2018 (SGL-179 Agreement).    Pursuant to the SGL-179 Agreement, EQM provides fresh water from the SPWA system to EQT's State Game Lands 179 well pad (and any additional delivery points that are added within a 1.5 mile radius around the SGL-179 pad) and charges a tiered rate paid based upon water volumes provided. EQM's service is provided on a firm basis up to EQT's agreed minimum annual water volume commitment and on an interruptible basis thereafter. The SGL-179 Agreement had an in-service date of August 7, 2019 and has an initial term of ten years which can be extended year to year thereafter.

EQM Gathering Opco and EQT also entered into a letter agreement dated December 3, 2018 memorializing EQM's commitment in furtherance of existing water services agreements between Equitrans Water Services (OH) LLC and Equitrans Water Services (PA) LLC and EQT to provide and transfer fresh water from EQM owned and operated impoundments in Ohio and Pennsylvania to EQT operations (Impoundment Agreement). Pursuant to the Impoundment Agreement, EQM provides this service on an interruptible basis and EQM has the sole right to agree to, limit, or reject EQT service requests. EQT is responsible for all costs incurred to provide this service and pays EQM a fixed rate for supplied water. EQT shall provide as much notice as reasonably possible prior to required in-service dates and the Impoundment Agreement will remain effective until the parties mutually agree to terminate it.

Legacy RMP Water Services Agreements.    As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under a Second Amended and Restated Water Services Agreement executed on June 13, 2017 with EQT, pursuant to which EQM provides certain freshwater services to EQT for various delivery points in Washington and Greene Counties, Pennsylvania. The term of the agreement expires on October 15, 2020. Under the agreement, EQM receives fees per gallon based upon the relevant delivery point.

As a result of the EQM-RMP Merger, the surviving entity assumed RMP's obligations under water services agreements executed on November 4, 2015 with Rice Energy, pursuant to which EQM provides certain fluid handling services to EQT, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback and produced water within areas of dedication in defined service areas in Pennsylvania and Ohio. The initial term of the water services agreements expires in December 2029 and continues from month to month thereafter. Under the agreements, EQM receives (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual consumer price index adjustments, and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by it, plus a 2% margin.

Rice Water Services Acquisition.    As a result of the EQM-RMP Merger, EQM acquired RMP's interest in Rice Water Services (PA) LLC and Rice Water Services (OH) LLC (the Rice Water Entities) and, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the Water Services Agreements (as further discussed below) and (ii) an option to purchase any water treatment facilities acquired by certain subsidiaries of EQT in such areas at the acquisition cost (collectively, the Option). RMP executed a Purchase and Sale Agreement with Rice Energy on November 4, 2015, pursuant to which RMP acquired from Rice Energy all of the outstanding limited liability company interests of the Rice Water Entities (the Rice Water Services Acquisition). The acquired business included Rice Energy's Pennsylvania and Ohio fresh water distribution systems and related facilities that provided access to 59.0 MMgal per day (49.0 MMgal per day in Pennsylvania and 10.0 MMgal per day in Ohio) of fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio as of December 31, 2018. In connection with the Rice Water Services Acquisition, Rice Energy also granted RMP the Option. The closing of the Rice Water Services Acquisition occurred on November 4, 2015.

EQT Corporation Guaranty.    EQT has guaranteed the payment obligations of certain of its subsidiaries, up to a maximum amount of $115 million, $50 million and $30 million related to gathering, transmission and water services, respectively, across all applicable contracts, for the benefit of the subsidiaries of EQM providing such services. In January 2020, EQT's guaranty in relation to its transmission contracts with EQM increased to $131 million.

Transmission Acreage Dedication.    Pursuant to an acreage dedication to EQM by EQT, EQM has the right to elect to transport, at a negotiated rate, which will be the higher of a market or cost of service rate, all natural gas produced from wells drilled by EQT on the dedicated acreage, which is an area covering approximately 60,000 acres surrounding EQM's storage assets in Allegheny, Washington and Greene counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis counties in West Virginia. The acreage dedication is contained in a sublease agreement in which EQM granted to EQT all of the oil and gas interests, including the exclusive rights to drill, explore for, produce and market such oil and gas, EQM had received as part of certain of its oil and gas leasehold estates EQM uses for gas storage and protection. Furthermore, if EQT acquires acreage with natural gas storage rights within the area of mutual interest established by the acreage dedication, then EQT will enter into an agreement with EQM to permit it to store natural gas on such acreage. Likewise, if EQM acquires acreage within the area of mutual interest with natural gas or oil production, development, marketing and exploration rights, such acreage will automatically become subject to EQT's rights under the acreage dedication.

Pipeline, Construction, Ownership and Operating Agreement.    A subsidiary of EQM is party to a Pipeline, Construction, Ownership and Operating Agreement (the Whipkey Agreement) pursuant to which it owned a 60% working interest in a joint venture that owns a natural gas gathering pipeline in Greene County, Pennsylvania. The gathering pipeline owned by the joint venture is connected to seven producing wells operated by EQT. The Whipkey Agreement was contributed to RMP, which was acquired by EQM as a result of the EQM-RMP Merger discussed below, in connection with the closing of RMP's initial public offering.

EQM-RMP Merger.    On April 25, 2018, EQM entered into an Agreement and Plan of Merger (the Merger Agreement) with RMP, RMP's general partner, EQM's former general partner, EQM Acquisition Sub, LLC, a wholly owned subsidiary of EQM (Merger Sub), EQM GP Acquisition Sub, LLC, a wholly owned subsidiary of EQM (GP Merger Sub), and, solely for certain limited purposes set forth therein, EQT. Pursuant to the Merger Agreement, on July 23, 2018, Merger Sub and GP Merger Sub merged with and into RMP and RMP's general partner, respectively, with RMP and RMP's general partner surviving as wholly owned subsidiaries of EQM (the EQM-RMP Merger). Pursuant to the Merger Agreement, each RMP common unit issued and outstanding immediately prior to the effective time of the EQM-RMP Merger was converted into the right to receive 0.3319 EQM common units (the Merger Consideration), the issued and outstanding incentive distribution rights of RMP were canceled and each outstanding award of phantom units in respect of RMP common units fully vested and converted into the right to receive the Merger Consideration, less applicable tax withholding, in respect of each RMP common unit subject thereto. The aggregate Merger Consideration consisted of approximately 34 million EQM common units, of which 9,544,530 EQM common units were received by an indirect wholly owned subsidiary of EQT and were transferred to the Company in connection with the Separation.

2018 Drop-Down Transaction.    On April 25, 2018, EQM executed a Contribution and Sale Agreement (the Contribution Agreement) with EQT, Rice Midstream Holdings LLC, a wholly owned subsidiary of EQT, and EQM Gathering Holdings, LLC (EQM Gathering), a wholly owned subsidiary of EQM, pursuant to which EQM Gathering acquired from EQT all of the outstanding limited liability company interests in each of (i) EQM Olympus Midstream LLC (EQM Olympus), (ii) Strike Force Midstream Holdings LLC and (iii) EQM West Virginia Midstream LLC in exchange for an aggregate of 5,889,282 EQM common units and aggregate cash consideration of $1.15 billion, subject to customary purchase price adjustments (the 2018 Drop-Down Transaction). The parties to the Contribution Agreement completed the 2018 Drop-Down Transaction on May 22, 2018, with an effective date of May 1, 2018. As a result of the 2018 Drop-Down Transaction and a separate transaction with an affiliate of Gulfport Energy Corporation, EQM currently owns 100% of Strike Force Midstream LLC.

Related Person Transactions with EQM

As of December 31, 2019, the Company owned, directly or indirectly, 117,245,455 EQM common units and 7,000,000 Class B units (collectively representing a 59.9% limited partner interest in EQM, excluding the Series A Preferred Units) and the entire non-economic general partner interest in EQM, while the public owned a 40.1% limited partner interest in EQM (excluding the Series A Preferred Units).

EQM's operations and activities are managed by the general partner of EQM through its officers and directors. During 2019, Messrs. Karam, Oliver, Pietrandrea (beginning in August 2019) and Swisher (through July 2019) and Ms. Charletta served as executive officers of both ETRN and the general partner of EQM. In addition, Messrs. Karam and Burke served as directors of both ETRN and the general partner of EQM at that time.

On November 13, 2018 in connection with the Separation, the Company entered into an Omnibus Agreement (as amended and restated on March 31, 2019) and a Secondment Agreement with EQM and the general partner of EQM to replace similar agreements that these subsidiaries had in place with EQT prior to the Separation (as discussed above). These agreements relate primarily to selling, general and administrative expenses incurred by the Company for the benefit of EQM and the secondment of the Company's employees to EQM. The Company incurred expenses of $141 million during 2019 for which EQM was obligated to reimburse the Company under these agreements.

EQM IDR Transaction.    On February 22, 2019, the Company completed a simplification transaction pursuant to that certain Agreement and Plan of Merger, dated as of February 13, 2019 (the IDR Merger Agreement), by and among the Company and certain related parties, pursuant to which, among other things, (i) Equitrans Merger Sub, LP, a party to the IDR Merger Agreement, merged with and into EQGP (the Merger) with EQGP continuing as the surviving limited partnership and a wholly-owned subsidiary of EQM following the Merger, and (ii) each of (a) the incentive distribution rights in EQM, (b) the economic portion of the general partner interest in EQM and (c) the issued and outstanding EQGP common units representing limited partner interests in EQGP were canceled, and, as consideration for such cancellation, certain affiliates of the Company received on a pro rata basis 80,000,000 newly-issued EQM common units and 7,000,000 newly-issued Class B units (Class B units), both representing limited partner interests in EQM, and the EQM General Partner retained the non-economic general partner interest in EQM (the EQM IDR Transaction). Additionally, as part of the EQM IDR Transaction, the 21,811,643 EQM common units held by EQGP were canceled and 21,811,643 EQM common units were issued pro rata to certain affiliates of the Company. The Class B units are substantially similar in all respects to EQM's common units, except that the Class B units are not entitled to receive distributions of available cash until the applicable Class B unit conversion date (or, if earlier, a change of control).

Shared Assets Transaction.    On March 31, 2019, the Company entered into an Assignment and Bill of Sale (the Assignment and Bill of Sale) with EQM pursuant to which EQM acquired certain assets and assumed certain leases that primarily support EQM's operations for an aggregate cash purchase price of $49.7 million (the initial purchase price), which reflected the net book value of in-service assets and expenditures made for assets not yet in-service (collectively, and inclusive of the additional assets subsequently acquired as described in the following sentences, the Shared Assets Transaction). Further, pursuant to the Assignment and Bill of Sale, EQM acquired, effective on the first day of the second quarter of 2019, certain additional assets from the Company for $8.9 million of cash consideration, reflecting the net book value of in-service assets and expenditures made in respect of assets not yet in-service as of June 30, 2019, which subsequent purchase price was subject to certain adjustments. Additionally, pursuant to the Assignment and Bill of Sale, EQM acquired, effective on the first day of the third quarter of 2019, an additional asset from the Company for a de minimus dollar amount reflecting the net book value of such asset as of September 30, 2019. In connection with the entry into the Assignment and Bill of Sale, that certain omnibus agreement (Equitrans Midstream Omnibus Agreement) among the Company, EQM and the EQM General Partner (as successor to the former EQM general partner) was amended and restated in order to, among other things, govern the Company's use of the acquired assets following their conveyance to EQM and provide for reimbursement of EQM by the Company for expenses incurred by EQM in connection with such use.

APPENDIX B

Non-GAAP Financial Information
Company EBITDA

As used in this proxy statement, Company EBITDA means Equitrans Midstream Corporation's (the Company) net loss, (i) plus the Company's income tax expense, net interest expense, depreciation, amortization of intangible assets, impairments of long-lived assets and transaction costs, (ii) less the Company's equity income and other income, and (iii) less the earnings before interest, taxes, depreciation and amortization (EBITDA) of any business or assets acquired during the period, as set forth in the Company's 2019 Short-Term Incentive Plan (the 2019 STIP). Company EBITDA is a non-GAAP supplemental financial measure that management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  ➢
  the Company's operating performance as compared to other publicly traded corporations in the midstream energy industry without regard to historical cost basis or financing methods;

  ➢
  The ability of the Company's assets to generate sufficient cash flow to pay dividends to Company shareholders;

  ➢
  The Company's ability to incur and service debt and fund capital expenditures; and

  ➢
  The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Company believes that Company EBITDA provides useful information to investors in assessing its results of operations and financial condition. Company EBITDA should not be considered as an alternative to the Company's net income, operating income or any other measure of financial performance presented in accordance with GAAP. Company EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income. Additionally, because Company EBITDA may be defined differently by other companies in the Company's industry, the Company's definition of Company EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles Company EBITDA with net income as derived from the statements of consolidated comprehensive income included in the Company's annual report on Form 10-K for the year ended December 31, 2019.

B-1

Company EBITDA
($ in thousands)

Year Ended December 31, 2019
Net loss	$(64,959)

Add:

Income tax expense	50,704

Net interest expense	256,195

Depreciation	227,364

Amortization of intangible assets	53,258

Impairments of long-lived assets	969,258

Transaction costs	1,257

Less:

Equity income	(163,279)

Other income	(2,661)

EBITDA attributable to the Eureka Midstream and Hornet Midstream*	(56,119)

Company EBITDA	$1,271,018

*
EBITDA attributable to Eureka Midstream and Hornet Midstream was excluded from Company EBITDA in accordance with the 2019 STIP calculation. EBITDA attributable to Eureka Midstream and Hornet Midstream was calculated as net loss of $101.9 million plus net interest expense of $7.4 million, plus depreciation of $19.7 million, plus amortization of intangible assets of $11.7 million, plus impairments of long-lived assets of $136.1 million and less transaction costs of $16.9 million.

B-2

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. EQUITRANS MIDSTREAM CORPORATION ATTN: CORPORATE SECRETARY 2200 ENERGY DRIVE CANONSBURG, PA 15317 During The Meeting - Go to www.virtualshareholdermeeting.com/ETRN2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D07479-TBD KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. EQUITRANS MIDSTREAM CORPORATION The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! !! 1. To elect nine (9) directors to the Board of Directors of the Company to serve until the next annual meeting of shareholders. Nominees: 01) 02) 03) 04) 05) Vicky A. Bailey Sarah M. Barpoulis Kenneth M. Burke Patricia K. Collawn Margaret K. Dorman 06) 07) 08) 09) Thomas F. Karam D. Mark Leland Norman J. Szydlowski Robert F. Vagt The Board of Directors recommends you vote FOR the following proposals: For Against Abstain ! ! ! ! ! ! 2. Approval, on an advisory basis, of the compensation of the Company's named executive officers for 2019 (Say-on-Pay). 3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2020. 4. To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D07480-TBD EQUITRANS MIDSTREAM CORPORATION Proxy for Annual Meeting of Shareholders to be held May 20, 2020 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Tobin M. Nelson and Nathaniel D. DeRose, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Equitrans Midstream Corporation Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of EQUITRANS MIDSTREAM CORPORATION, to be held May 20, 2020 at 2:00 p.m. Eastern Time, via live webcast at www.virtualshareholdermeeting.com/ETRN2020, and at any adjournments or postponements thereof. In their discretion, the proxies are authorized, in accordance with their best judgment, to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. A vote FOR the election of nominees herein includes discretionary authority to vote for a substitute nominee if any nominee becomes unavailable for election for any reason. If no direction is made, the proxies will vote in accordance with the Board of Directors' recommendations on all matters listed on this proxy card. If you hold shares in the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (LTIP) or the Equitrans Midstream Corporation Employee Savings Plan (401(k) Plan), your vote must be received by 11:59 P.M. Eastern Time on May 11, 2020. This card also serves as voting instructions to the applicable Trustee and administrator of the Equitrans Midstream Corporation Employee Savings Plan (401(k) Plan) and the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (LTIP), respectively. This card, when properly executed, directs the applicable Trustee and administrator to vote the Equitrans Midstream Corporation shares related to your 401(k) Plan or restricted shares, as applicable, at such Annual Meeting as indicated on the reverse side. If this card is returned signed with no direction given or not returned at all, the shares held through the 401(k) Plan will be voted by the Trustee of the 401(k) Plan in proportion to how other participants vote their shares. If this card is returned signed with no direction given, the administrator of the LTIP will vote your restricted shares as recommended by the Board of Directors of the Company. If you do not return this card, the administrator of the LTIP will not vote your restricted shares. All voting instructions will be kept confidential. You may not vote your 401(k) Plan shares or restricted shares at the Annual Meeting. The Trustee or the administrator, as applicable, must receive your proxy instructions no later than 11:59 p.m. Eastern Time on May 11, 2020 to be counted in the final tabulation. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on the reverse side.) Address Changes/Comments: